EXHIBIT 99


             Pfizer Inc Second-Quarter 2003 Performance Report

          Pfizer Delivers Initial Benefits of Pharmacia Acquisition

           Quarterly Revenues Increase 37 Percent to $9.993 Billion, Reflecting Continued Strong Revenue Growth of Legacy Pfizer
            and Inclusion of Post-Merger Results of Pharmacia Products

         Quarter Marked by Numerous Advances in Pharmaceutical Industry's
                   Broadest Product Portfolio and Pipeline

         Reported Net Loss of $3.591 Billion and Diluted Loss Per Share of $.48 Reflects Non-Cash Charges Related to Purchase Accounting
                            for Pharmacia Acquisition

                Second-Quarter Adjusted Income* of $2.374 Billion,
                           Adjusted Diluted EPS* of $.30

    NEW YORK, July 25 /PRNewswire-FirstCall/ -- Pfizer today reported second-quarter results, its first reported quarter since completing the Pharmacia acquisition on April 16.
    "We have always viewed the acquisition of Pharmacia as a unique opportunity to enhance the competitive strength and operational performance of Pfizer, both now and in the future," said Hank McKinnell, chairman and chief executive officer. "From the beginning, our acquisition-related performance goals have been clear. And now we have begun to deliver those results.
    "Pfizer's performance in the second quarter is characterized by our rapid integration of Pharmacia -- plus continued growth from the industry's broadest array of products and an unprecedented investment in R&D. With a leadership position in all major regions of the world, Pfizer is successfully managing scale and leveraging operations. The result is that for 2003 and beyond, we see substantial opportunities as we reach millions of patients who can benefit from our medicines."
    Second-quarter revenues grew 37 percent to $9.993 billion, compared to the same period in the prior year. As the acquisition has been accounted for using the purchase method of accounting, the second quarter reflects three months of financial results for legacy Pfizer and Pharmacia results as of the April 16th close of this acquisition (about 2-1/2 months of results for Pharmacia U.S. operations, and about 1-1/2 months of results for Pharmacia international operations). Revenue growth was driven by the inclusion of Pharmacia results, strong performances by a broad range of products and businesses, and the weakening of the U.S. dollar relative to other currencies. Prior-year revenues used for comparative purposes reflect results of legacy Pfizer only.
    Revenue growth in the quarter was led by the Company's human pharmaceutical operations, which achieved revenues of $8.640 billion, up
38 percent. Sales of Pfizer's Consumer Healthcare business were $741 million in the second quarter, up 14 percent. Animal Health sales increased
40 percent in the period to $383 million.
    Pfizer reported a net loss in the quarter of $3.591 billion ($.48 loss per diluted share). This result includes non-cash charges relating to purchase accounting for the Pharmacia acquisition of $5.860 billion after tax, as well as merger-related costs of $178 million after tax and certain significant items of $73 million of income-net after tax.
    Excluding these items, adjusted diluted EPS* were $.30. The results reflect strong operational performance, offset in part by the increase in shares outstanding resulting from the Pharmacia acquisition and the harmonization of legacy Pfizer and legacy Pharmacia practices, principally the reduction of trade inventory of legacy Pharmacia products. In the second quarter, Pfizer maintained .5 months supply of inventory at wholesalers, reflecting our standard historical and ongoing policy of keeping stocking levels under one month on average and keeping monthly levels consistent from year to year based on patterns of utilization. Pharmacia product stocking levels were higher but are now being managed to reach Pfizer levels.
Pharmacia stocking levels began the second quarter at 2.1 months and finished the quarter at .9 months. The harmonization of practices negatively impacted revenues for the second quarter by approximately $300 million and diluted earnings per share (EPS) by approximately $.03 in the quarter. The process of harmonizing Pharmacia's trade-inventory practices is well underway and is expected to be largely completed by the end of the third quarter.

Quarter Marked by Numerous Advances in Pharmaceutical Industry's
Broadest Product Portfolio and R&D Pipeline

    "Pfizer Global Pharmaceuticals began its new era of industry and healthcare leadership this past quarter with the integration of Pharmacia. In the face of an increasingly challenging business environment, we recognize that continued success requires more than offering a portfolio of safe and efficacious products. It also requires creating unambiguous value for customers. Pfizer clearly understands this, as demonstrated by our ability to meet healthcare needs around the world and deliver strong performance results. These results include 14 number one products in their respective therapeutic categories, eight of the world's top-25 best-selling medicines, ten products with more than $1 billion in annual sales, and more than 165 million prescriptions written for our products each year," said Karen Katen, executive vice president of the Company and president of Pfizer Global Pharmaceuticals.
    "The majority of our major products experienced double-digit revenue growth in the second quarter, including Lipitor, Norvasc, Zoloft, Neurontin, Aricept, Zithromax, and Zyrtec. Many new products gained through the Pharmacia acquisition demonstrated significant growth, while most Pfizer medicines continue to outpace market growth within their respective therapeutic categories.
    "With the integration of Pharmacia, Pfizer extends its capacity to meet unmet medical needs for a wide array of patient populations -- both with leading medicines and innovative access and health-management programs that improve healthcare delivery and patient outcomes," Ms. Katen added. "In the second quarter, we introduced our expanded portfolio of specialty medicines, including our oncology and endocrinology portfolios that reach underserved patients.
    "The therapeutic reach of our products is matched by the breadth and scope of our global medical access programs, which are designed to help some of society's most vulnerable populations get access to quality healthcare. These programs also demonstrate the value of medicines to total healthcare delivery. For example, the Florida: A Healthy State program is affirming the value of care management by both providing Medicaid cost savings to the state of Florida and also improving the health of its Medicaid population. As of May 2003, more than 113,000 patients are enrolled in the Florida program. These patients are receiving the assistance and tools they need to better manage their own health -- including blood-pressure cuffs, scales, and peak flow monitors.
    "Using these tools in conjunction with the health-management assistance patients receive from 60 care managers and local hospital programs, 52 percent of patients showed improvement in their physical health score, and 48 percent of hypertensive patients have lowered their blood pressure," Ms. Katen concluded. "For asthmatics, there is a 161-percent increase in the use of peak flow monitors, resulting in a 34-percent improvement in those with severe asthma based on NHLBI scores."
    Performance milestones for marketed products since the end of the first quarter included the following:

    Lipitor

    -- Lipitor, the world's best-selling medicine, realized more than $2 billion in revenues in the second quarter. Despite the challenge of multiple new competitors (Crestor, Zetia, and generics) in the U.S. and/or in international markets, we are more confident than ever that Lipitor's unsurpassed record of cholesterol reduction and patient safety at all doses will make it the powerful cholesterol treatment patients and physicians choose, and trust, most.

    -- New data from the ASCOT trial presented at a meeting of the American
       College of Cardiology demonstrates that in patients with mildly elevated cholesterol, aggressive treatment with Lipitor led to a 36 percent reduction in non-fatal myocardial infarctions and fatal coronary heart disease and a 27 percent reduction in strokes.

    -- The landmark CARDS study was halted two years early because of compelling data showing that Lipitor provides a significant cardiovascular benefit to patients with type 2 diabetes and no previous history of heart disease or stroke.

    -- Pfizer and Lipitor continue to play a leading role in expanding the lipid-lowering market in the U.S., with new and expanded programs targeted to healthcare providers, patients, and plans, that are intended to increase diagnosis rates and appropriate utilization of statin therapies. These initiatives include disease-management programs like Counting Cholesterol Down and Close to the Heart Aftercare, and sponsoring physician education through the National Lipid Education Council and the Vascular Biology Working Group.

    Selective COX-2 Inhibitors

    -- The selective COX-2 portfolio has grown 14 percent in the U.S. to capture 29.7 percent of total prescriptions year-to-date, despite a stagnant arthritis market. This growth is not reflected in product revenues due to the inventory harmonization program.

    -- The Committee for Proprietary Medicinal Products in the E.U. adopted a positive opinion recommending marketing authorization of celecoxib (using the brand name Onsenal) for treatment of familial adenomatous polyposis.

    -- In an independent analysis that included our entire Celebrex arthritis clinical-trial database, no evidence of increased cardiovascular risk was found for Celebrex, relative to both conventional non-steroidal anti-inflammatory drugs (NSAIDs) and placebo. An endoscopy study also documented the significant erosions in the small intestine in patients taking a combination of NSAIDs and proton pump inhibitors, as compared with Celebrex.

    -- Bextra received marketing approval for rheumatoid arthritis, osteoarthritis, and primary dysmenorrhea in the E.U. and has been launched in several European countries, including the U.K. and Germany.

    Viagra

    -- Viagra continues to grow, with double-digit prescription growth rates around the world. Viagra's efficacy and safety have been demonstrated in more than 120 clinical trials and in over five years of real-world experience. These collective data represent a collective track record of success that cannot be matched by new product entrants. Most recently, in a three-year clinical study of more than 2,400 patients, 95 percent of Viagra patients remained satisfied with Viagra and their improvement in erections.

    Zyvox

    -- Earlier this week, the FDA approved the antibiotic Zyvox for treatment of diabetic foot infections.

    Rebif

    -- The FDA approved new label changes that reflect Rebif's advantage over Avonex in helping multiple-sclerosis patients remain relapse-free after 48 weeks, as well as the added convenience of storing the medicine at room temperature for up to thirty days.

    Genotropin

    -- Genotropin, the world's top-selling recombinant growth hormone, indicated for the treatment of children and adults with growth-hormone deficiency, was approved in Europe for children born small for gestational age who failed to show catch-up growth by age four.

    Zyrtec

    -- Pfizer filed with the FDA for approval of Zyrtec Chewable Tablets for children ages 6-12.

    The second quarter was also marked by progress for Pfizer's global research and development operations.
    "With a robust pipeline encompassing more than 200 development projects involving more than 100 new molecular entities, as well as more than 400 discovery projects, we continue to advance our goal of being the world's most productive biomedical research organization," said Peter B. Corr, Ph.D., senior vice president of science and technology. "We are well on the way to achieving our goal of submitting 20 major NDAs during the five-year period ending in 2006, more than any other company in our industry has ever achieved."
    New product development milestones during the second quarter of 2003 included the following:

    -- Inspra was filed with the FDA for prevention of congestive heart failure after myocardial infarction and has received priority-review status.

    -- The therapeutic profile for indiplon, a promising new treatment for insomnia in co-development with Neurocrine Biosciences Inc., was strengthened by newly released clinical data showing no rebound insomnia or withdrawal effects upon discontinuation of therapy.

    -- Varenicline, a promising new compound for smoking cessation, advanced into Phase III testing.

    -- In an agreement with Daiichi Pharmaceutical, Pfizer obtained an exclusive license for DK-507k, a novel, extended-spectrum quinolone antibiotic in Phase I for both oral and intravenous administration to treat respiratory-tract and other infections.

    Products currently undergoing regulatory review in the U.S. include Spiriva for chronic obstructive pulmonary disease (COPD), under co-development and co-marketing with Boehringer Ingelheim; Caduet (Lipitor/Norvasc dual therapy) for high cholesterol and high blood pressure; and Inspra for congestive heart failure. Pregabalin has been filed in the E.U. for adjunctive therapy in epilepsy and for neuropathic pain, with a filing anticipated in the U.S. in the second half of 2003 for these indications as well as for generalized anxiety disorder.
    Advanced-stage clinical studies are continuing for Dynastat for pain and inflammation; the Lipitor-torcetrapib combination for lowering LDL cholesterol and markedly raising HDL cholesterol; Exubera, an inhalable form of insulin for type 1 and type 2 diabetes under co-development, co-manufacture, and co-marketing with Aventis, with the participation of Nektar Therapeutics; varenicline for smoking cessation; lasofoxifene for osteoporosis and other indications; indiplon for insomnia, under co-development with Neurocrine Biosciences, Inc.; Macugen for macular degeneration and macular edema, under co-development with Eyetech Pharmaceuticals, Inc.; roflumilast for COPD and asthma, under co-development with Altana Pharma; capravirine for HIV/AIDS; CDP-870 for rheumatoid arthritis, under co-development with Celltech Group plc; a Zithromax/chloroquine combination for malaria; and sumanirole for Parkinson's disease.

2003 On Track; Projected Financial Performance Reaffirmed

    David Shedlarz, executive vice president and chief financial officer, noted, "At our recent analyst meeting, we characterized 2003 as a year with many moving parts -- reflecting the timing, dynamics, and impacts of the Pharmacia acquisition.
    "The second quarter has unfolded as expected, and our expectations for adjusted diluted EPS* for 2003 and 2004 are unchanged. We continue to anticipate adjusted diluted EPS* in 2003 of $1.73 and of $2.13 in 2004. We anticipate diluted EPS on a GAAP basis in 2003 of $.86 and in 2004 of $1.77.
    "Our long-term financial performance is characterized by four hallmarks: strong revenue growth driven by existing and new products; ongoing investment in support of marketed and prospective products; profit-margin expansion stemming from operating leverage and productivity initiatives; and strong earnings growth.
    "We expect Pfizer to perform well by all of these measures. In relation to pro-forma 2002 Pfizer/Pharmacia combined revenue of $45 billion, anticipated 2004 revenue of $54 billion represents 10 percent compound annual revenue growth. Strong investment will be made in support of our marketed products and pipeline candidates, with 2003 R&D expenditures expected to be about $7.1 billion. Margin expansion is anticipated through ongoing cost-saving initiatives and achievement of merger-related cost synergies, which are expected to approach $4 billion in 2005, significantly more than originally estimated. Adjusted diluted EPS* of $2.13 in 2004 represents
16 percent compound annual growth from the adjusted diluted EPS* for legacy Pfizer of $1.59 in 2002. The 2004 EPS forecast reflects accretion of $.06 in adjusted diluted EPS* relative to our expectations for Pfizer without the acquisition of Pharmacia."
    Mr. Shedlarz concluded, "Our unique financial strength and operating flexibility enable us to marshal the resources necessary to deliver major life-saving medicines to patients and strong financial performance to investors."

Pfizer Reinforces Leading Efforts
 to Ensure Patient Access to Medicines

    "While keenly focused on performance, we also accept our leadership responsibilities on broad issues of importance to patients, customers, business partners, and the communities where we work and live," said Dr. McKinnell. "We have continued our commitment -- through innovative public-private partnerships -- to improve patient access to medicines worldwide.
    "Progress is being made toward passage of historic legislation to provide a prescription drug benefit under Medicare. We are hopeful that the Congress will resolve the outstanding issues in order to seize this opportunity to strengthen Medicare and help improve access to life-saving and life-enhancing medicines for millions of older Americans. Our experience with the Pfizer Share Card has reconfirmed our view that offering low-income seniors prescription drug coverage has important health benefits."
    During the second quarter, Pfizer also reported continued progress on its initiatives to treat infectious diseases worldwide:

    -- To address the need for effective treatments against malaria, which affects 300 million people mainly in developing countries, Pfizer announced the initiation of a major Phase III clinical trial in India, Indonesia, Kenya, Peru, and South Africa to evaluate a Zithromax and chloroquine combination that demonstrated very significant effects against resistant strains of malaria in previously completed Phase II clinical studies.

    -- Pfizer researchers reported that at least 10 Pfizer compounds have shown significant activity against the deadly SARS virus in laboratory tests and have been designated by Pfizer for further development.

    -- Preclinical work continues on a compound effective in suppressing the growth and replication of the pox virus in vivo.

    "The colleagues of Pfizer are helping to improve the lives of millions of people around the world," Dr. McKinnell concluded. "We will continue to deliver outstanding business results, while helping expand access to innovative medicines and demonstrating good corporate citizenship."

For additional details, please see the attached financial schedules, product revenue tables, and Supplemental Information.

    DISCLOSURE NOTICE: The information contained in this document is as of July 25, 2003. The Company assumes no obligation to update any forward-looking statements contained in this document as a result of new information or future events or developments.
    This document and the attachments contain forward-looking information about the Company's financial results and estimates, business prospects, and products in research that involve substantial risks and uncertainties. You can identify these statements by the fact that they use words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Among the factors that could cause actual results to differ materially are the following: the success of research and development activities and the speed with which regulatory authorizations, pricing approvals, and product launches may be achieved; competitive developments affecting our current growth products; the ability to successfully market both new and existing products domestically and internationally; difficulties or delays in manufacturing; trade buying patterns; the ability to meet generic and branded competition after the loss of patent protection for our products; trends toward managed care and health-care cost containment; possible U.S. legislation or regulatory action affecting, among other things, pharmaceutical pricing and reimbursement, including Medicaid and Medicare, and involuntary approval of prescription medicines for over-the-counter use; legislation or regulations in markets outside the U.S. affecting product pricing, reimbursement, or access; contingencies related to actual or alleged environmental contamination; legal defense costs, insurance expenses, settlement costs, and the risk of an adverse decision related to product liability, patent protection, and other lawsuits; the Company's ability to protect its patents and other intellectual property both domestically and internationally; interest-rate and foreign-currency exchange-rate fluctuations; governmental laws and regulations affecting domestic and foreign operations, including tax obligations; changes in generally accepted accounting principles; any changes in business, political, and economic conditions due to the threat of future terrorist activity in the U.S. and other parts of the world, and related U.S. military action overseas; growth in costs and expenses; changes in our product mix; and the impact of acquisitions, divestitures, restructurings, product withdrawals, and other unusual items, including our ability to integrate and to obtain the anticipated results and synergies from our acquisition of Pharmacia. A further list and description of these risks, uncertainties, and other matters can be found in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2002, and in its periodic reports on Forms 10-Q and 8-K (if any).

    * "Adjusted income" and "adjusted diluted earnings per share (EPS)" are defined as reported net income/loss and reported diluted earnings/loss per share excluding the impact of purchase accounting of the Pharmacia acquisition, certain significant items, merger-related costs, and the cumulative effect of a change in accounting principle.


                          PFIZER INC AND SUBSIDIARY COMPANIES
                  CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                                    (UNAUDITED)

     (millions of dollars, except per common share data)

                               Second Quarter % Incr./    Six Months  % Incr./
                                2003    2002  (Decr.)*   2003   2002 (Decr.)*

    Revenues                  $ 9,993 $ 7,296    37   $18,518 $15,044    23

    Costs and expenses:
     Cost of sales              2,027     902   125     3,093   1,842    68
     Selling, informational
      and administrative exps.  3,773   2,662    42     6,518   5,207    25
     Research and development
      expenses                  1,717   1,239    39     2,935   2,420    21
     Merger-related in-process
      research and development
      charge                    5,130      --    **     5,130      --    **
     Merger-related costs         285     164    74       377     273    38
     Other (income)/
      deductions--net             466     (44)   **       647    (131)   **

    Income/(loss) from
     continuing operations
     before provision for
     taxes on income, minority
     interests and cumulative
     effect of change in
     accounting principles     (3,405)  2,373    **      (182)  5,433    **

    Provision for taxes
     on income                    270     480   (44)    1,035   1,228   (16)

    Minority interests             (1)     --    **        (2)     --    **

    Income/(loss) from
     continuing operations
     before cumulative effect
     of change in accounting
     principles                (3,674)  1,893    **    (1,215)  4,205    **

    Discontinued operations:
     Income from operations
      of discontinued
      businesses--net of tax       --      64    **        33     125   (74)
     Gains on sales of
      discontinued
      businesses--net of tax       83      --    **     2,285      --    **

    Discontinued
     operations--net of tax        83      64    30     2,318     125    M+

    Income/(loss) before
     cumulative effect of change
     in accounting principles  (3,591)  1,957    **     1,103   4,330   (75)

    Cumulative effect of
     change in accounting
     principles--net of tax        --      --    --       (30)   (410)   **

    Net income/(loss)         $(3,591) $1,957    **   $ 1,073 $ 3,920   (73)

    Earnings/(loss) per
     common share--Basic:
      Income/(loss) from
       continuing operations
       before cumulative effect
       of change in accounting
       principles              $ (.49) $  .30    **   $  (.18) $  .68    **
      Discontinued operations:
       Income from operations
        of discontinued
        businesses--net of tax     --     .01    **        --     .02    **
       Gains on sales of
        discontinued
        businesses--net of tax    .01      --    **       .34      --    **
      Discontinued
       operations--net of tax     .01     .01    --       .34     .02    M+
      Income/(loss) before
       cumulative effect of
       change in accounting
       principles                (.48)    .31    **       .16     .70   (77)
      Cumulative effect of
       change in accounting
       principles--net of tax      --      --    --        --    (.07)   **

      Net income/(loss)        $ (.48) $  .31    **   $   .16  $  .63   (75)

    Earnings/(loss) per
     common share--Diluted:
      Income/(loss) from
       continuing operations
       before cumulative effect
       of change in accounting
       principles              $ (.49) $  .30    **   $  (.18) $  .67    **
      Discontinued operations:
       Income from operations
        of discontinued
        businesses--net of tax     --     .01    **        --     .02    **
       Gains on sales of
        discontinued
        businesses--net of tax    .01      --    **       .34      --    **
      Discontinued
       operations--net of tax     .01     .01    --       .34     .02    M+
      Income/(loss) before
       cumulative effect of
       change in accounting
       principles                (.48)    .31    **       .16     .69   (77)
      Cumulative effect of
       change in accounting
       principles--net of tax      --      --    --        --    (.07)   **

      Net income/(loss)        $ (.48) $  .31    **   $   .16  $  .62   (74)

    Weighted average shares used
     to calculate earnings/(loss)
     per common share:
       Basic                  7,453.4  6,185.1        6,777.4  6,195.3
       Diluted                7,535.1  6,271.3        6,846.8  6,291.2

    *  - Percentages may reflect rounding adjustments.
    ** - Calculation not meaningful.
    M+ - Change greater than one thousand percent.

    1. The above financial statement presents the three-month and six-month periods ended June 29, 2003 and June 30, 2002. Subsidiaries operating outside the United States are included for the three-month and six-month periods ended May 25,2003 and May 26, 2002.

    2. On April 16, 2003, we completed our acquisition of Pharmacia Corporation (Pharmacia) and Pfizer and Pharmacia combined operations. The acquisition has been accounted for as a purchase under accounting principles generally accepted in the United States of America (GAAP) and therefore Pfizer's financial data prior to the acquisition has not been restated to include Pharmacia financial data. Pharmacia financial results have been reported in Pfizer's financial reporting beginning on April 16, 2003.

    3. As required by Financial Accounting Standards Board Interpretation
       No. 4, Applicability of FASB Statement No. 2 to Business Combinations Accounted for by the Purchase Method ("FIN 4"), the preliminary estimate of the portion of the purchase price allocated to in-process research and development of $5,130 million was expensed in the three and six-month periods ended June 29, 2003. A project-by-project valuation is being performed by independent valuation specialists to determine the fair value of research and development projects of Pharmacia which were in-process, but not yet completed. The final valuation is expected to be completed as soon as possible but no later than one year from the acquisition date. To the extent that our estimates need to be adjusted, we will do so.

    4. Under GAAP, quarterly earnings per common share (EPS) computations must stand on their own and therefore, the sum of EPS for each of the first two quarters of 2003 does not equal the EPS for the first six months of 2003. EPS for the second quarter of 2003 is computed using the weighted average number of common shares outstanding during the quarter while EPS for the first six months of 2003 is computed using the weighted average number of common shares outstanding during the first six months of 2003. The weighted average number of common shares outstanding is higher for the second quarter of 2003 than for the first six months of 2003 as a result of issuing approximately 1.8 billion common shares to complete the Pharmacia acquisition on April 16, 2003. The significant increase in the number of common shares outstanding from the first quarter of 2003 has resulted in our having different bases of shares outstanding and therefore the EPS results are not additive.

    5. In April 2003, we sold the femhrt women's health product line for $160 million in cash ($83 million after-tax gain recognized) with a right to receive up to $69.6 million contingent on femhrt retaining market exclusivity until the expiration of its patent. In March 2003, we sold the Adams confectionery business for $4.2 billion in cash ($1.824 billion after-tax gain recognized), the Schick-Wilkinson Sword shaving business for $930 million in cash ($262 million after-tax gain recognized) and the Loestrin and Estrostep women's health product lines for $197 million in cash ($116 million after-tax gain recognized).
       The above financial statement reflects these businesses and product lines as discontinued operations for all periods presented.

    6. On January 1, 2003, we adopted Statement of Financial Accounting Standards (SFAS) No. 143, Accounting for Asset Retirement Obligations. As a result of adopting SFAS No. 143, we recorded a non-cash pre-tax charge of $47 million ($30 million net of tax) for the change in accounting for costs associated with the eventual retirement of certain manufacturing facilities. This charge is reported as a one-time cumulative effect of a change in accounting principle as of the beginning of 2003.

    7. On January 1, 2002, we adopted SFAS No. 142, Goodwill and Other Intangible Assets. As a result of adopting SFAS No. 142, we recorded non-cash pre-tax charges of $565 million ($410 million net of tax) with $536 million for the impairment provisions related to goodwill in the Animal Health segment and $29 million for the impairment provisions related to identifiable intangible assets in the Consumer Healthcare segment ($5 million), the Animal Health segment ($4 million) and the Adams confectionery products business ($20 million) which is included as part of discontinued operations. These charges are reported as a one-time cumulative effect of a change in accounting principle as of the beginning of 2002.

    8. The financial results for the three-month and six-month periods ended June 29, 2003 are not necessarily indicative of the results which ultimately might be achieved for the current year.


                      PFIZER INC AND SUBSIDIARY COMPANIES

         RECONCILIATION FROM REPORTED INCOME/(LOSS) AND EARNINGS/(LOSS)
               PER SHARE TO ADJUSTED INCOME AND EARNINGS PER SHARE
                                  (UNAUDITED)

     (millions of dollars, except per common share data)

                               Second Quarter % Incr./    Six Months  % Incr./
                                2003    2002  (Decr.)    2003   2002 (Decr.)

    Reported net
     income/(loss)           $(3,591) $1,957    **    $ 1,073 $3,920    (73)

    Purchase accounting
     adjustments--net of tax   5,860      --    **      5,860     --     **

    Certain significant items
     and merger-related
     costs--net of tax           105     129   (19)    (1,846)   189     **

    Cumulative effect of
     change in accounting
     principles--net of tax       --       --    --         30    410     **

    Adjusted income           $2,374  $2,086    14    $ 5,117 $4,519     13

    Reported diluted
     earnings/(loss) per
     common share             $ (.48) $  .31    **    $   .16 $  .62    (74)

    Purchase accounting
     adjustments--net of tax     .77      --    **        .86     --     **

    Certain significant items
     and merger-related
     costs--net of tax           .01     .02   (50)      (.27)   .03     **

    Cumulative effect of
     change in accounting
     principles--net of tax       --      --    --         --    .07     **

    Adjusted diluted earnings
     per common share         $  .30  $  .33    (9)    $  .75  $ .72      4

    ** - Calculation not meaningful.
    Certain amounts and percentages may reflect rounding adjustments.


    1. The above financial information presents the three-month and six-month periods ended June 29, 2003 and June 30, 2002. Subsidiaries operating outside the United States are included for the three-month and six-month periods ended May 25,2003 and May 26, 2002.

    2. On April 16, 2003, we completed our acquisition of Pharmacia Corporation (Pharmacia) and Pfizer and Pharmacia combined operations. The acquisition has been accounted for as a purchase under accounting principles generally accepted in the United States of America (GAAP) and therefore Pfizer's financial data prior to the acquisition has not been restated to include Pharmacia financial data. Pharmacia financial results have been reported in Pfizer's financial reporting beginning on April 16, 2003.

    3. As required by Financial Accounting Standards Board Interpretation
       No. 4, Applicability of FASB Statement No. 2 to Business Combinations Accounted for by the Purchase Method ("FIN 4"), the preliminary estimate of the portion of the purchase price allocated to in-process research and development of $5,130 million was expensed in the three and six-month periods ended June 29, 2003. A project-by-project valuation is being performed by independent valuation specialists to determine the fair value of research and development projects of Pharmacia which were in-process, but not yet completed. The final valuation is expected to be completed as soon as possible but no later than one year from the acquisition date. To the extent that our estimates need to be adjusted, we will do so.

    4. Under GAAP, quarterly earnings per common share (EPS) computations must stand on their own and therefore, the sum of EPS for each of the first two quarters of 2003 does not equal the EPS for the first six months of 2003. EPS for the second quarter of 2003 is computed using the weighted average number of common shares outstanding during the quarter while EPS for the first six months of 2003 is computed using the weighted average number of common shares outstanding during the first six months of 2003. The weighted average number of common shares outstanding is higher for the second quarter of 2003 than for the first six months of 2003 as a result of issuing approximately 1.8 billion common shares to complete the Pharmacia acquisition on April 16, 2003. The significant increase in the number of common shares outstanding from the first quarter of 2003 has resulted in our having different bases of shares outstanding and therefore the EPS results are not additive.

    5. On January 1, 2003, we adopted Statement of Financial Accounting Standards (SFAS) No. 143, Accounting for Asset Retirement Obligations. As a result of adopting SFAS No. 143, we recorded a non-cash pre-tax charge of $47 million ($30 million net of tax) for the change in accounting for costs associated with the eventual retirement of certain manufacturing facilities. This charge is reported as a one-time cumulative effect of a change in accounting principle as of the beginning of 2003.

    6. On January 1, 2002, we adopted SFAS No. 142, Goodwill and Other Intangible Assets. As a result of adopting SFAS No. 142, we recorded non-cash pre-tax charges of $565 million ($410 million net of tax) with $536 million for the impairment provisions related to goodwill in the Animal Health segment and $29 million for the impairment provisions related to identifiable intangible assets in the Consumer Healthcare segment ($5 million), the Animal Health segment ($4 million) and the Adams confectionery products business ($20 million) which is included as part of discontinued operations. These charges are reported as a one-time cumulative effect of a change in accounting principle as of the beginning of 2002.

    7. Adjusted income and diluted earnings per common share as shown above exclude the following items:

     (millions of dollars)                      Second Quarter   Six Months
                                                  2003   2002    2003    2002
     Significant items, pre-tax:
      Gains on sales of discontinued
       businesses/products (a)                 $  (139)  $ --  $(3,885)  $ --
      Warner-Lambert merger-related costs of
       discontinued businesses (a)                   8      2        8      2
      Gains on sales of product lines (b)          (59)    --      (76)   (20)
      Co-promotion charges and intellectual
       property rights payments (b)                 25     22      280     22
      Charges to write-down equity
       investments (b)                               8     --        8     --
      Various litigation matters (b)                33     --       33     --
      Restructuring charges (c)                     21     --       21     --
     Total significant items                      (103)    24   (3,611)     4
     Merger-related costs, pre-tax:
      Integration costs--Warner-Lambert             11    107       20    179
      Integration costs--Pharmacia                 221     --      301     --
      Restructuring charges--Warner-Lambert          1     57        4     94
      Restructuring charges--Pharmacia              52     --       52     --
        Total merger-related costs                 285    164      377    273
     Total significant items and
      merger-related costs, pre-tax                182    188   (3,234)   277
     Income taxes                                  (77)   (59)   1,388    (88)
     Total significant items and
      merger-related costs--net of tax             105    129   (1,846)   189
     Purchase accounting adjustments, pre-tax:
      In-process research and development (d)    5,130     --    5,130     --
      Work down of inventory write-up (e)          408     --      408     --
      Intangible amortization/fixed asset
       depreciation (f)                            596     --      596     --
     Total purchase accounting
      adjustments, pre-tax                       6,134     --    6,134     --
     Income taxes                                 (274)    --     (274)    --
     Total purchase accounting
      adjustments--net of tax                    5,860     --    5,860     --
     Cumulative effect of change in
      accounting principles--net of tax             --     --       30    410
     Total significant items, merger-related
      costs, purchase accounting adjustments
      and cumulative effect of change in
      accounting principles--net of tax        $ 5,965   $129  $ 4,044   $599

     (a) Included in Discontinued operations--net of tax.
     (b) Included in Other (income)/deductions--net.
     (c) Included in Research and development expenses.
     (d) Included in Merger-related in-process research and development charge.
     (e) Included in Cost of Sales.
     (f) Included in Cost of Sales ($24 million); Selling, informational and administrative expenses ($15 million); Research and development expenses (a credit of $7 million); and Other (income)/deductions--net ($564 million).


                                   PFIZER INC
                            SEGMENT/PRODUCT REVENUES
                                SECOND QUARTER 2003
                                  (UNAUDITED)
                             (millions of dollars)

                                            QUARTER-TO-DATE
                       WORLDWIDE               U.S.           INTERNATIONAL
                                 %                   %                   %
                    2003    2002  Chg    2003   2002  Chg    2003   2002  Chg
    TOTAL
     REVENUES      9,993   7,296   37   5,847  4,425   32   4,146  2,871   44

    HUMAN PHARMA-
     CEUTICAL      8,640   6,266   38   5,162  3,840   34   3,478  2,426   43

    -CARDIOVASCULAR
     AND METABOLIC
     DISEASES      3,594   3,080   17   1,885  1,709   10   1,709  1,371   25
      LIPITOR      2,015   1,783   13   1,186  1,151    3     829    632   31
      NORVASC      1,003     886   13     424    380   11     579    506   15
      ACCUPRIL/
       ACCURETIC     150     140    7      87     81    8      63     59    6
      CARDURA        141     132    6       4      2   80     137    130    5
      GLUCOTROL XL    70      57   23      63     51   23       7      6   27

    -CENTRAL NERVOUS
     SYSTEM
     DISORDERS     1,579   1,188   33   1,151    922   25     428    266   61
      ZOLOFT         630     574   10     480    456    5     150    118   27
      NEURONTIN      592     458   29     473    381   24     119     77   54
      XANAX/
       XANAX XR       64       0   --      41      0   --      23      0   --
      GEODON          74      48   52      62     45   39      12      3  206
      ARICEPT*        58      50   16       0      0   --      58     50   16
      RELPAX           9       2  486       0      0   --       9      2  525

    -ARTHRITIS
     AND PAIN        648      85  660     444      1   M+     204     84  141
      CELEBREX**     344      24   M+     239      0   --     105     24  343
      BEXTRA         185       0   --     179      0   --       6      0   --

    -INFECTIOUS AND
     RESPIRATORY
     DISEASES        902     712   27     504    379   33     398    333   20
      ZITHROMAX      314     251   25     215    160   34      99     91    9
      DIFLUCAN       262     245    7     135    124    9     127    121    4
      VIRACEPT        59      69  (14)     59     69  (14)      0      0   --
      VFEND           46       0   --      20      0   --      26      0   --
      ZYVOX           42       0   --      34      0   --       8      0   --

    -UROLOGY         525     385   36     309    213   45     216    172   26
      VIAGRA         419     385    9     227    213    7     192    172   11
      DETROL/
       DETROL LA      98       0   --      77      0   --      21      0   --

    -ONCOLOGY        200       0   --     139      0   --      61      0   --
      CAMPTOSAR      111       0   --     107      0   --       4      0   --
      ELLENCE         40       0   --      13      0   --      27      0   --

    -OPHTHALMOLOGY   131       0   --      53      0   --      78      0   --
      XALATAN/XALCOM 103       0   --      45      0   --      58      0   --

    -ENDOCRINE
     DISORDERS       108       0   --      51      0   --      57      0   --
      GENOTROPIN      89       0   --      39      0   --      50      0   --

    -ALL OTHER       767     428   80     519    299   73     248    129   94
      ZYRTEC         339     302   12     339    302   12       0      0   --
      MEDROL          49       0   --      24      0   --      25      0   --

    -ALLIANCE
     REVENUE***
      (Aricept,
       Bextra,
       Celebrex,
       Spiriva
       and Rebif)    186     388  (52)    107    317  (66)     79     71   11

    ANIMAL HEALTH    383     274   40     187    122   54     196    152   28

    CONSUMER
     HEALTHCARE      741     647   14     411    418   (2)    330    229   44

    OTHER            229     109  110      87     45   95     142     64  120


    On April 16, 2003, Pfizer completed its acquisition of Pharmacia Corporation ("Pharmacia") and Pfizer and Pharmacia combined operations. The acquisition has been accounted for as a purchase under accounting principles generally accepted in the United States of America. Reported results of operations of Pfizer issued after completion of the acquisition have not been restated retroactively to reflect the historical results of operations of Pharmacia.

    *   - Represents direct sales under license agreement with Eisai Co., Ltd.

    ** - Includes direct sales under license agreement with Pharmacia prior to merger.

    *** - Includes alliance revenue for Bextra and Celebrex under co-promotion agreements with Pharmacia prior to merger.

    M+ - Change greater than one thousand percent.

    Certain amounts and percentages may reflect rounding adjustments.

    Certain prior year data have been reclassified to conform to the current year presentation.


                                   PFIZER INC
                           SEGMENT/PRODUCT REVENUES
                                SIX MONTHS 2003
                                  (UNAUDITED)
                              (millions of dollars)

                                           YEAR-TO-DATE
                        WORLDWIDE               U.S.          INTERNATIONAL
                                   %                   %                   %
                    2003    2002  Chg    2003   2002  Chg    2003   2002  Chg
    TOTAL
     REVENUES     18,518  15,044   23  11,280  9,536   18   7,238  5,508   31

    HUMAN PHARMA-
     CEUTICAL     16,188  13,035   24  10,044  8,352   20   6,144  4,683   31

    -CARDIOVASCULAR
     AND METABOLIC
     DISEASES      7,152   6,332   13   3,949  3,708    6   3,203  2,624   22
      LIPITOR      4,114   3,636   13   2,566  2,450    5   1,548  1,186   31
      NORVASC      1,986   1,817    9     860    829    4   1,126    988   14
      ACCUPRIL/
       ACCURETIC     319     315    1     200    202   (1)    119    113    5
      CARDURA        276     263    5       8     13  (34)    268    250    7
      GLUCOTROL XL   156     137   14     143    127   13      13     10   32

    -CENTRAL NERVOUS
     SYSTEM
     DISORDERS     3,189   2,645   21   2,437  2,139   14     752    506   49
      ZOLOFT       1,388   1,314    6   1,100  1,086    1     288    228   26
      NEURONTIN    1,217   1,026   19     995    880   13     222    146   52
      XANAX/
       XANAX XR       64       0   --      41      0   --      23      0   --
      GEODON         151      86   76     131     81   62      20      5  299
      ARICEPT*       112      95   19       0      0   --     112     95   19
      RELPAX          41       2   M+      25      0   --      16      2  694

    -ARTHRITIS
     AND PAIN        737     173  327     444      2   M+     293    171   72
      CELEBREX**     372      42  789     239      0   --     133     42  216
      BEXTRA         185       0   --     179      0   --       6      0   --

    -INFECTIOUS AND
     RESPIRATORY
     DISEASES      1,989   1,643   21   1,209    974   24     780    669   17
      ZITHROMAX      863     659   31     642    459   40     221    200   11
      DIFLUCAN       547     513    7     298    278    7     249    235    6
      VIRACEPT       126     165  (24)    126    165  (24)      0      0   --
      VFEND           81       0   --      38      0   --      43      0   --
      ZYVOX           42       0   --      34      0   --       8      0   --

    -UROLOGY         999     807   24     601    476   26     398    331   20
      VIAGRA         894     807   11     520    476    9     374    331   13
      DETROL/
       DETROL LA      98       0   --      77      0   --      21      0   --

    -ONCOLOGY        200       0   --     139      0   --      61      0   --
      CAMPTOSAR      111       0   --     107      0   --       4      0   --
      ELLENCE         40       0   --      13      0   --      27      0   --

    -OPHTHALMOLOGY   131       0   --      53      0   --      78      0   --
      XALATAN/XALCOM 103       0   --      45      0   --      58      0   --

    -ENDOCRINE
     DISORDERS       108       0   --      51      0   --      57      0   --
      GENOTROPIN      89       0   --      39      0   --      50      0   --

    -ALL OTHER     1,166     747   56     800    498   61     366    249   46
      ZYRTEC         633     522   21     633    522   21       0      0   --
      MEDROL          49       0   --      24      0   --      25      0   --

    -ALLIANCE
     REVENUE***
      (Aricept,
       Bextra,
       Celebrex,
       Spiriva
       and Rebif)    517     688  (25)    361    555  (35)    156    133   18

    ANIMAL HEALTH    652     513   27     316    240   31     336    273   23

    CONSUMER
     HEALTHCARE    1,336   1,288    4     788    856   (8)    548    432   27

    OTHER            342     208   64     132     88   49     210    120   75


    On April 16, 2003, Pfizer completed its acquisition of Pharmacia Corporation ("Pharmacia") and Pfizer and Pharmacia combined operations. The acquisition has been accounted for as a purchase under accounting principles generally accepted in the United States of America. Reported results of operations of Pfizer issued after completion of the acquisition have not been restated retroactively to reflect the historical results of operations of Pharmacia.

    *  -  Represents direct sales under license agreement with Eisai Co., Ltd.

    ** - Includes direct sales under license agreement with Pharmacia prior to merger.

    *** - Includes alliance revenue for Bextra and Celebrex under co-promotion agreements with Pharmacia prior to merger.

    M+ - Change greater than one thousand percent.

    Certain amounts and percentages may reflect rounding adjustments.

    Certain prior year data have been reclassified to conform to the current year presentation.


                                       PFIZER INC
                               SUPPLEMENTAL INFORMATION


    SHARES OUTSTANDING AND EPS INFORMATION:

                                                        1H03           1H02
    Shares Outstanding (millions) - Basic EPS        6,777.4        6,195.3
    Basic EPS                                          $0.16          $0.63
    Adjusted Basic EPS*                                $0.75          $0.73

    Shares Outstanding (millions) - Diluted EPS      6,846.8        6,291.2
    Diluted EPS                                        $0.16          $0.62
    Adjusted Diluted EPS*                              $0.75          $0.72

                                                        2Q03           2Q02
    Shares Outstanding (millions) - Basic EPS        7,453.4        6,185.1
    Basic EPS                                        ($0.48)          $0.31
    Adjusted Basic EPS*                                $0.30          $0.34

    Shares Outstanding (millions) - Diluted EPS      7,535.1        6,271.3
    Diluted EPS                                      ($0.48)          $0.31
    Adjusted Diluted EPS*                              $0.30          $0.33

     * "Adjusted income," "adjusted basic EPS," and "adjusted diluted EPS" are defined as reported net income/loss, reported basic EPS/loss per share, and reported diluted EPS/loss per share excluding the impact of purchase accounting for the Pharmacia acquisition, certain significant items, merger-related costs, and the cumulative effect of a change in accounting principle.


    QUESTIONS:

PRODUCT PERFORMANCE / NEW PRODUCT DEVELOPMENT

     Q1)  How have sales of Lipitor progressed?

     A1) Worldwide sales of Lipitor increased to $2.015 billion in the second quarter, reflecting growth of 13% compared to the same period in 2002. Lipitor is the most widely prescribed statin for lowering cholesterol and the most widely prescribed pharmaceutical product of any kind in the world. Despite the challenges of multiple new competitors (Crestor, Zetia, and generics) both in the U.S. and in international markets, we are more confident than ever that Lipitor's unsurpassed record of cholesterol reduction and patient safety at all doses will make it the powerful cholesterol treatment patients and physicians choose, and trust, most.

          Despite the recent launch of Crestor in the U.K., Lipitor is the fastest-growing statin in the market, with 33% audited sales growth through April 2003, compared to 27% total branded market growth. Although Crestor is getting the same number of prescriptions as Lipitor based on a comparable time frame post-launch, the market is now dramatically larger than at the time of Lipitor's 1997 launch. We are confident Lipitor will maintain its status as the statin of choice, based on its excellent safety and efficacy and proven track record of getting patients to goal.

          Regarding Zetia, in the U.S. in recent weeks its market share has remained relatively flat at 4.7%, indicating that it may have gained initial share from statin-intolerant patients (estimated at about 5% of the market) and is being used in limited cases where statin therapy has not been sufficient to get patients to goal.

          With 46% of total prescriptions in the U.S. lipid-lowering market year-to-date, Lipitor has gained wide physician and patient acceptance based on its ability to bring the vast majority of patients to target cholesterol goals across the full dosing range. Lipitor Flexible Start(TM) provides physicians with the multiple starting doses that, used appropriately, can reduce LDL cholesterol by up to 50%. The safety profile and efficacy of Lipitor have been demonstrated in more than 400 ongoing and completed clinical trials involving over 80,000 patients and in more than 53 million patient years of therapy. At the recent American Diabetes Association meeting, a safety analysis of 44 completed Lipitor clinical trials with more than 9,000 patients found no cases of rhabdomyolysis or myopathy and no dose relationship between the overall incidence of side effects across the 10 mg-80 mg dosage range.

          There continues to be an opportunity for further growth of the cholesterol-lowering market. Of the millions of Americans that are in need of medical therapy, only one third are actually receiving treatment. Worldwide, millions of people with high cholesterol are either not diagnosed or not meeting their cholesterol goals with treatment. Evolving treatment guidelines continue to encourage the use of statin therapy. The National Cholesterol Education Program III guidelines increased the number of patients eligible for treatment from 9 million to 22 million, mainly through the inclusion of diabetic patients. Unfortunately, despite widespread acceptance of the guidelines by physicians, we have not seen a change in the diagnosis or treatment pattern, leaving patients untreated who could benefit from cholesterol therapy.

          Results from the Anglo-Scandinavian Cardiac Outcomes Trial (ASCOT), announced at the American College of Cardiology meeting in April, also expands Lipitor's patient base. The ASCOT study, which was stopped two years early because of its favorable results, showed that people with hypertension and normal to mildly elevated cholesterol levels taking Lipitor with their antihypertensive medication had 36% fewer fatal coronary events and non-fatal heart attacks, 27% fewer fatal and non-fatal strokes, and 21% fewer cardiovascular events and procedures than patients treated with placebo. Lipitor patients reduced their risk for heart attacks beyond the risk reduction they already received by taking antihypertensive medicine.

          The Collaborative Atorvastatin Diabetes Study (CARDS) became the second Lipitor trial to end early because of efficacy (ASCOT was the first). The independent steering committee stopped the trial because the magnitude of benefit for the primary endpoint exceeded the pre-specified stopping rule. Preliminary results of the CARDS trial showed a significant reduction in heart attacks, strokes, and other coronary events in patients with type 2 diabetes with no previous history of heart disease or stroke but with some cardiovascular risk factors other than diabetes. Results from CARDS will further expand the patient population for Lipitor and reinforce its efficacy and safety profile.

     Q2)  What was the reason for the continued sales growth of Norvasc?

     A2) Norvasc sales grew 13% in the second quarter of 2003 to $1.003 billion, compared to the same period in 2002. Norvasc is the fourth-largest-selling drug in the world. Its success has been driven by its outstanding efficacy, once-daily dosing, consistent 24-hour control of hypertension and angina, and excellent safety and tolerability. Since its introduction in 1990, Norvasc has become the world's most-prescribed branded antihypertensive therapy. Norvasc has been studied in over 400,000 patients and has been used in more than 30 billion patient-days of therapy worldwide.

          Beyond Norvasc's current leadership, there continues to be an opportunity for growth. Hypertension affects about 50 million Americans and one billion people worldwide. In 2003, both the National Heart, Lung, and Blood Institute (NHLBI) in the U.S. and the European Society of Hypertension-European Society of Cardiology issued new hypertension guidelines that call for early and aggressive blood-pressure management and acknowledge that the majority of patients may require two or more medications to reach their blood-pressure targets. The new NHLBI guidelines include the Healthy People 2010 goal, which is to have 50% of hypertensive Americans reach the blood-pressure goal of 140/90 mm Hg or less. Currently, 69% of American adults with hypertension are not at their blood-pressure goal.

          In December 2002, the NHLBI published results of the landmark Antihypertensive and Lipid Lowering Therapy to Prevent Heart Attack Trial (ALLHAT) in the Journal of the American Medical Association. The results of ALLHAT, which involved over 42,400 high-risk hypertensive patients nationwide, support Norvasc as an excellent choice to help patients reach their blood-pressure goal. ALLHAT reconfirmed the efficacy and safety of Norvasc in a broad range of patients as well as the importance of lowering elevated blood pressure. Norvasc's results were consistent across all patient groups, including men, women, African-Americans, Hispanics, diabetics, and patients over 65. Norvasc demonstrated results comparable to the diuretic chlorthalidone in the incidence of fatal coronary heart disease, non-fatal heart attacks, strokes, and death. The study found no differences from chlorthalidone in several areas of safety, including severe kidney disease, gastrointestinal bleeding, and cancer. Most hypertensive patients (63% in ALLHAT) require multiple medications to reach their targeted blood-pressure goal, showing the importance to doctors of having a range of medications available.

     Q3)  How did Zoloft perform?

     A3)  Worldwide sales of Zoloft, a selective serotonin re-uptake inhibitor
          (SSRI), increased 10% to $630 million in the second quarter, compared to the same period in 2002. Zoloft is the most-prescribed SSRI in the U.S. It has proven efficacy, safety, and tolerability in mood and anxiety disorders and is approved for the broadest range of such disorders of any antidepressant. Zoloft is approved for six mood and anxiety disorders, including depression, panic disorder, acute and long-term obsessive-compulsive disorder (OCD) in adults and children, post-traumatic stress disorder (PTSD) in adults, pre-menstrual dysphoric disorder, and acute and long-term social anxiety disorder (SAD). This breadth of coverage is important from a clinical perspective, as these mental disorders are widespread and evidence significant co-morbidity. Depression and anxiety disorders affect approximately 20 million and 25 million Americans, respectively, with 50% of patients with depression also having an anxiety disorder during a 12-month period. Zoloft is the only approved agent for the long-term treatment of PTSD and SAD, an important differentiating feature for Zoloft because these disorders tend to be chronic.

          As an example of Zoloft's demonstrated safety, it is indicated for both the acute and long-term treatment of OCD in children and adolescents. In June 2003, the FDA issued an approvable letter to include the safety information from two trials in pediatric depression in the Zoloft package insert. Also in June, the FDA's office of pediatric therapeutics examining the results of a one-year safety review of Zoloft in pediatric populations concluded that there were no safety signals calling for FDA action beyond ongoing monitoring of adverse events.

          The FDA is currently reviewing the results of a large, double-blind, placebo-controlled study that examined the safety and efficacy of Zoloft in depressed hospitalized patients with acute myocardial infarction or unstable angina. If approved, Zoloft would be the only marketed antidepressant proven safe in this high-risk population, who are highly susceptible to developing major depression.

          Zoloft's efficacy in various populations was further strengthened by two new publications. In a 12-week, 200-patient trial in severe generalized social anxiety disorder published in the Journal of Clinical Psychiatry, patients treated with Zoloft experienced significantly greater symptom reduction compared with placebo as measured by both the Liebowitz Social Anxiety Scale and the Clinical Global Impression of Improvement (CGI-I) scale. In a second study, published in the American Journal of Psychiatry, elderly patients with major depression treated with Zoloft experienced significantly greater improvements versus placebo on the Hamilton Depression rating scale and on the CGI-I and CGI-S measures of global impressions of improvement and severity.

     Q4)  How did Neurontin perform?

     A4) Sales of Neurontin, indicated for adjunctive therapy in epilepsy and, in some markets, certain forms of neuropathic pain, increased 29% to $592 million in the second quarter, compared to the same period in 2002. Almost 10 million patients have been prescribed Neurontin in the U.S. since its approval in 1994. Neurontin is available in more than 100 countries.

          Neurontin has been approved in more than 60 markets for treatment of a range of neuropathic pain conditions. In May, the Neurontin Titration Pack was introduced in international markets for the treatment of neuropathic pain. The pack allows patients to reach the recommended dose of 1,800 mg per day over 15 days. The FDA approved Neurontin in May 2002 for the management of neuropathic pain associated with post-herpetic neuralgia (PHN). PHN is most commonly described as pain in the area affected by herpes zoster, persisting at least three months after healing of the skin rash.
          PHN is often described as a burning, stabbing, and shock-like pain. Herpes zoster is a painful viral infection also known as shingles, the same virus that causes chickenpox in 95% of Americans by age 18. Following a bout of chickenpox, the virus lies dormant in nerve tissues. However, in an estimated one out of seven people over the course of a lifetime, the virus can reappear as shingles. In the U.S. alone, more than one million new cases of shingles are diagnosed each year. Approximately 10-15% of all patients with shingles develop PHN, which, once established, can persist for many years. Neurontin is the first oral medication approved in the U.S. for this condition.

     Q5)  What is the status of Xanax XR?

     A5) The benzodiazepine Xanax XR is a once-daily, extended-release formulation of Xanax approved by the FDA in January 2003 and recently launched in the U.S. Its benefits include a rapid onset of action, all-day efficacy, once-daily dosing, and a unique pharmacokinetic profile. A clinical program is being evaluated, including a potential study in pediatric patients.

     Q6)  How is Aricept performing?

     A6) Aricept continues to lead the Alzheimer's disease (AD) market with a 70% worldwide market share, more than $1 billion of annual sales, and more than one billion cumulative patient days of therapy prescribed. Its market leadership has been built on a large body of clinical evidence supporting its excellent efficacy and tolerability. About 10% of people over 65 suffer from AD, including 4 million Americans. Aricept is approved for the treatment of symptoms of mild to moderate AD.

          Approximately 1.3 million Americans suffer from vascular dementia
          (VaD), the cognitive decline following a stroke. AD and VaD account for 90% of all diagnosed dementia cases in the U.S. VaD is second only to AD as the most common form of dementia in most parts of the world. In June 2003, the FDA issued a non-approvable letter for use of Aricept in VaD. Eisai is committed to bringing Aricept to patients with VaD and will work with the FDA to that end. The filing in the E.U. for VaD was submitted through the mutual recognition procedure in November 2002.

          According to a new 48-week, multinational study presented at the 2003 American Geriatrics Society annual scientific meeting, patients with mild to moderate AD treated with Aricept who showed no apparent initial improvements in symptoms demonstrated important differences in memory, behavior, and activities of daily living when they remained on continuous therapy, compared with patients who were switched to placebo. These data suggest patients who prematurely discontinue treatment may be deprived of continued clinical benefits.

          A 24-week study presented at the same conference showed that patients with very mild AD showed significant improvement in their memory and thinking when treated with Aricept versus placebo. Early signs of AD include forgetting names, places, and facts, as well as experiencing difficulty with everyday activities. The findings demonstrate that treatment of AD can improve cognition when started in the earlier or very mild stages of the disease.

          In July 2003, the landmark study was published in Journal of the American Geriatrics Society. The article concluded that use of Aricept by AD patients resulted in significant delays in nursing-home placement, and that long-term use of Aricept may help AD patients live longer in community settings, with consequent personal, social, and economic benefits.

     Q7)  How is Geodon performing?

     A7) Sales of Geodon totaled $74 million in the second quarter of 2003, up 52% compared to the same period in 2002. Over 2 million prescriptions have been written for Geodon for over 400,000 patients worldwide. It has been approved in 51 countries and launched in the U.S., Germany, Spain, Brazil, and other major markets. Geodon remains the first and only atypical antipsychotic available in a rapid-acting intramuscular dosage form. Schizophrenia affects approximately one in every 100 people. It is among the most chronic and disabling of mental illnesses, presenting in early adulthood and often persisting throughout adult life, with devastating effects on sufferers and their families.

          In clinical trials, Geodon was shown to be as effective as Risperdal and Zyprexa in controlling both positive and negative symptoms, with a lower incidence of extra-pyramidal side effects than Risperdal and significantly less weight gain and other metabolic indices (lipid levels, glucose control) than Zyprexa. A study published in the May issue of the Journal of Clinical Psychiatry showed that Geodon significantly improved the symptoms of patients when switched from other anti-psychotics, including Zyprexa and Risperdal. In addition, Geodon was shown to reverse some of the negative effects these agents had on weight gain and metabolic parameters. In
          June 2003, Pfizer introduced a program called "Metabolics Matter," an education series for psychiatrists designed to raise the level of awareness of metabolic complications associated with some atypical antipsychotic therapies. Metabolic complications include weight gain, diabetes, and increases in LDL cholesterol and triglycerides.

          Geodon has been approved in Brazil for the treatment of acute mania in bipolar disorder. A recently completed clinical program will support a U.S. filing for this indication in the third quarter of 2003. A recent study published in the American Journal of Psychiatry showed that Geodon rapidly controls acute mania in as little as two days, with sustained control throughout the study. In addition to providing rapid efficacy, Geodon was safe and well tolerated, with a low incidence of movement disorders.

     Q8)  What is the status of Relpax?

     A8) Relpax, an oral 5-HT 1b/1d agonist for the acute treatment of migraine, had sales of $9 million in the second quarter. Relpax was launched in the U.S. in March and is currently marketed in 24 other countries, including most of Europe and Japan. While an estimated 28 million Americans -- one in five women and one in 15 men -- experience migraines, this disorder remains significantly underdiagnosed and undertreated. Most migraine sufferers are between the ages of 25 and 50, the most productive years of life. Migraines cost American employers about $13 billion annually because of missed workdays and lost productivity. Migraine sufferers spend nearly $20 billion per year on therapies, many of them suboptimal, and more than 65% of sufferers report being dissatisfied with their current medications. With demonstrated medical marketing and sales expertise, Pfizer is reaching out to the large global population of migraine sufferers who can benefit from diagnosis and treatment with Relpax.

          Through an extensive clinical-trials program involving more than 9,000 patients and more than 70,000 migraine attacks, Relpax has consistently demonstrated powerful efficacy. In a study published in the March 2003 issue of Headache, Relpax 40 mg demonstrated better relief of migraine pain and associated symptoms, including nausea and sensitivity to light and sound, and more rapid improvement in patient functioning compared to Imitrex 100 mg. An open-label study presented at the American Headache Society's annual scientific meeting showed that Relpax 40 mg provided significantly more headache relief for patients who had previously failed to achieve adequate relief with the over-the-counter product Excedrin Migraine; 81% and 91% of Relpax patients experienced headache relief at two hours and four hours, respectively.

     Q9)  How is Celebrex performing?

     A9) Celebrex is the #1 COX-2-specific inhibitor in the world, having the broadest range of approved indications. Celebrex provides strong efficacy, excellent tolerability, and a proven safety profile in providing relief for the pain and inflammation of osteoarthritis
          (OA) and adult rheumatoid arthritis (RA) and treatment of acute pain and primary dysmenorrhea in adults. In the first six months of 2003, about 11.8 million U.S. total prescriptions were written for Celebrex, which made it the #1 prescribed arthritis brand.
          Pharmacia and Yamanouchi jointly submitted a filing for Celebrex in Japan in December 2002.

          We are continuing to demonstrate Celebrex's safety advantages. In an independent analysis that included our entire Celebrex arthritis clinical-trial database, no evidence of increased cardiovascular risk was found, relative to both conventional non-steroidal anti-inflammatory drugs (NSAIDs) and placebo. The gastrointestinal safety of Celebrex was studied with a novel endoscopy approach -- a camera inside a tiny capsule. A study presented at the annual meeting of gastroenterologists (Digestive Disease Week 2003) showed that Celebrex is associated with significantly fewer ulcer-like lesions in the small bowel, compared to a combination of a traditional NSAID and a proton pump inhibitor (PPI). The incidence of small-bowel lesions was nine times higher in patients taking the NSAID/PPI combination. Each year in the U.S. alone, thousands of people die and more than 100,000 are hospitalized from serious side effects of NSAIDs.

          In addition, Celebrex is approved in the U.S. to reduce the number of adenomatous colorectal polyps in familial adenomatous polyposis
          (FAP) -- a rare and devastating genetic disease that may result in colorectal cancer -- as an adjunct to usual care. In July 2003, Europe's Committee for Proprietary Medicinal Products recommended marketing authorization of celecoxib (using the brand name Onsenal) for FAP. Final approval by the E.U. is expected in the fall of 2003.

     Q10) How is Bextra performing?

     A10) Bextra was launched in the U.S. in April 2002 for the relief of the pain and inflammation of OA and adult RA and for the treatment of primary dysmenorrhea. Since the launch of Bextra, U.S. physicians have dispensed approximately 9.9 million total prescriptions to more than 3.5 million arthritis and dysmenorrhea patients. In June 2003, Bextra achieved an 8.5% share of new prescriptions of the U.S. NSAID market. Celebrex and Bextra together achieved a new-prescription share of 24%. Bextra received marketing approval in the E.U. in May 2003 for treatment of OA, RA, and primary dysmenorrhea. It was launched in the U.K. and Germany during the quarter.

          Bextra offers once-daily dosing for OA and RA patients. The product has a significantly lower incidence of endoscopically detected gastroduodenal ulcers versus traditional NSAIDs (naproxen, ibuprofen, and diclofenac) and significantly less dyspepsia versus naproxen. In controlled comparative arthritis trials of up to 26 weeks, Bextra in daily doses of 10 mg or 20 mg demonstrated an incidence of edema and hypertension similar to comparator NSAIDs.

          Pfizer is investigating Bextra in a number of pain states, including migraine, perioperative oral-surgery pain, and various acute-pain states, including acute gout. Results of a single-attack, proof-of-concept study in migraine presented at the American Headache Society meeting in June 2003 demonstrated that Bextra provided significantly greater headache relief than placebo in the acute treatment of migraine.

     Q11) How did Zithromax perform?

     A11) Zithromax sales increased 25% to $314 million in the second quarter compared to the same period in 2002. Zithromax continues to experience strong growth, despite flat market growth due to a weak flu season for the past three years. Zithromax is the world's largest-selling antibiotic. The product is recognized by physicians for its broad efficacy, compliance advantages, favorable side-effect profile, and a good-tasting liquid formulation for children to treat common respiratory-tract infections.

          Zithromax continues to revolutionize the treatment paradigm in the U.S., where it is approved for three-day dosing and as a single-dose for otitis media. The Zithromax Tri-Pak provides the only three-day regimen for the treatment of acute bacterial exacerbations of chronic obstructive pulmonary disease (COPD), with Zithromax given at a dose of 500 mg once daily. COPD is responsible for 500,000 hospitalizations in the U.S. per year. Zithromax is recommended for first-line treatment for community-acquired pneumonia. In March 2003, Pfizer submitted a supplemental new drug application (NDA) to the FDA for use of Zithromax in sinusitis, the respiratory-tract infection requiring the second-highest level of antibiotic expenditures. In June 2003, Pfizer filed for a sexually transmitted disease indication in Japan.

          Zithromax is being studied as a possible treatment of drug-resistant malaria. Malaria afflicts 300 million worldwide, mainly in developing countries, and leads to one million deaths annually. Early clinical tests showed that Zithromax combined with chloroquine is about three times as effective against malaria as either drug alone. Additional clinical tests involving at least 1,200 patients are planned in Asia, Africa, and South America.

     Q12) How did Diflucan perform?

     A12) Diflucan remains the leading systemic antifungal in the world. Sales of Diflucan increased 7% to $262 million in the second quarter, compared to the same period in 2002. This sales growth, after 14 years on the market, reflects the unique features and benefits of Diflucan and the medical need that it continues to fulfill. It treats systemic fungal infections, often present in critically ill, hospitalized patients, as well as fungal infections of the mouth (thrush), throat, and esophagus. Diflucan is also effective as a single-dose oral treatment for vaginal candidiasis. Despite the entry of six generic oral fluconazole products after Diflucan lost patent exclusivity in much of Europe in March 2003, sales of Diflucan remain strong.

     Q13) What is the status of Zyvox?

     A13) Zyvox is a member of the first new class of antibiotics (oxazolidinones) to be introduced in 35 years. It has a novel mechanism of action that stops the initial stage of bacterial protein production, without which bacteria cannot multiply. Zyvox is available in intravenous, tablet, and oral-suspension formulations. This convenient dosing allows some patients dosed intravenously in the hospital to return home and initiate the oral form of Zyvox at the earliest appropriate point. In December 2002, the FDA approved Zyvox for the treatment of Gram-positive infections in infants and children.

          At any given time, 25-35% of hospitalized patients are receiving systemic antibiotics to treat active infections or to prevent potential infections. Widespread use of antibiotics, including penicillins, cephalosporins, quinolones, and vancomycin, to treat infections caused by common pathogens has fostered the emergence of methicillin-resistant Staphylococcus aureus (MRSA) and multi-drug resistant enterococci over the past few decades. The increasing incidence of infections caused by these difficult-to-treat pathogens and the associated morbidity and mortality have renewed the major challenge of managing Gram-positive pathogens in the hospital setting and demand appropriate attention and intervention. The Centers for Disease Control and Prevention estimates that nosocomial (hospital-derived) infections from all microorganisms cost nearly
          $5 billion a year in terms of extra treatment and days of hospitalization and directly cause 19,000 deaths per year and contribute to 58,000 deaths annually, making them the 11th-leading cause of death in the U.S.

          Earlier in July, Zyvox was approved by the FDA for the treatment of diabetic foot infections (DFI), without osteomyelitis, caused by Gram-positive bacteria, including resistant strains such as MRSA. Zyvox is the first and only oral antibiotic approved for the treatment of MRSA infections. Foot ulcer is a potentially serious complication that threatens an estimated 15% of the 17 million people with diabetes in the U.S. Among diabetes patients who develop a foot ulcer or wound, approximately 6% will be hospitalized because of the infection or other ulcer-related complications. Serious infections can lead to long-term debilitation and, in the most severe cases, amputation. Diabetes is the leading cause of non-traumatic lower-extremity amputations in the U.S.

     Q14) How is Vfend performing?

     A14) Worldwide sales of Vfend were $46 million in the second quarter.
          The product was launched in both oral and intravenous forms in August 2002 in the U.S. and in September 2002 in Europe. Vfend is already the leading hospital antifungal product in France and the second-leading hospital antifungal in Germany. In the U.S., it is indicated for primary treatment of acute invasive aspergillosis and salvage therapy for rare but serious fungal infections caused by the pathogens Scedosporium apiospermum and Fusarium spp. In Europe, Vfend is also approved for the treatment of serious, invasive, fluconazole-resistant Candida infections (including C. krusei).

          In the largest prospective comparative clinical trial ever conducted in invasive aspergillosis, a deadly fungal infection occurring in immunocompromised patients, 53% of patients who started therapy with Vfend had a successful response at 12 weeks, compared to 32% of those who started therapy with amphotericin B. Additionally, Vfend offered patients a 22% relative survival benefit versus amphotericin
          B. The number of hospitalized patients at risk for serious fungal infections is growing, as more patients undergo bone marrow/stem cell and solid organ transplants, as well as aggressive chemotherapy for cancer and treatment for AIDS. Fungal infections in these immuno-compromised patients are associated with high morbidity and mortality and require prompt and effective treatment.

          Vfend can be administered both orally and intravenously, unlike most current treatments, which are available in intravenous form only. This allows patients to step down in therapy from intravenous to oral administration and potentially allows the patient to be discharged from the hospital sooner.

     Q15) What factors account for Viagra's performance?

     A15) Viagra is the world's most recognized pharmaceutical brand. Worldwide sales of Viagra for erectile dysfunction (ED) grew 9% to $419 million in the second quarter, compared to the same period in 2002. Viagra is among the most widely prescribed medications, with over 120 million prescriptions having been written since launch by nearly 600,000 physicians for more than 20 million men worldwide, including 12 million men in the U.S.

          Viagra is performing very well in the increasingly competitive European market. As of May 2003, the erectile dysfunction market in Europe had grown 25% year-over-year. Viagra's performance is strong, with a 69% market share versus 12% for Cialis and 3% for Levitra (IMS audited sales, Jan.-May 2003/Jan.-May 2002). Sales of Cialis have reached a plateau after only four months on the market. The penetration of Levitra is minimal. Physician perceptions of Levitra are that it is undifferentiated from Viagra and offers no additional benefit. In some markets where we capture prescription switching dynamics, we see that many patients who have tried Cialis are returning to Viagra. This is consistent with spontaneous physician reports of patient dissatisfaction with Cialis due to slow onset of action and poor-quality erections. In a study demonstrating onset of action for Viagra that will be published in the September issue of Urology, 30% of men achieved erections within 14 minutes and more than half within 20 minutes. We expect Viagra to continue to dominate the erectile dysfunction market due to its unsurpassed medical profile.

          Viagra's efficacy and safety have been demonstrated in more than 120 clinical trials worldwide and in over five years of real-world experience. Studies have shown that Viagra improves erections in up to 82% of men with erectile dysfunction and that 96% of Viagra users report being highly satisfied with the product. It has been used successfully in a broad spectrum of men, including those who suffer from depression, cardiovascular disease, diabetes, and spinal cord injury.

          Future Viagra sales growth is expected to come from increased patient presentation and physician diagnosis. The ED market is significantly under-diagnosed and under-treated. While about half of American men aged 40 to 70 are affected with ED to some degree, only one out of three men with ED in the U.S. and one out of ten such men worldwide are seeking treatment. Considering that ED may be a symptom of more serious medical conditions, continued public awareness is vital to improving overall men's health. Direct-to-consumer advertising has been effective in encouraging more men to see a physician and in generating brand loyalty for Viagra.

          Viagra is also being studied in female sexual arousal disorder and pulmonary arterial hypertension (PAH). Findings of a new study, published in the July 2, 2003, issue of the Journal of the American College of Cardiology, showed that adding Viagra to inhaled iloprost therapy improved exercise capacity and lung hemodynamics in patients with severe PAH. The results suggest the potential of Viagra for treatment of patients with PAH either as a single or adjunct therapy.

     Q16) What is the status of Detrol/Detrol LA?

     A16) Detrol and Detrol LA are effective and well-tolerated treatments for overactive bladder (OAB). Detrol is the leading OAB product worldwide. Detrol LA is an extended-release formulation taken once a day. Studies have demonstrated that Detrol LA is effective for the treatment of overactive bladder with the symptoms of urinary urge incontinence, urgency, and frequency. In a clinical study of patients with overactive bladder, 41% of the 507 patients taking once-daily Detrol LA reported experiencing "much benefit" after 12 weeks of treatment compared with 22% of the 508 patients treated with placebo. Over 50 million patients worldwide suffer from OAB, including about 1 in 11 adults in the U.S. (17 million people). At least 16% of the U.S. population over age 40 report having chronic and troublesome symptoms of OAB.

          In the recently published Overactive bladder: Performance of Extended Release Agents (OPERA) study, Detrol LA and Ditropan XL demonstrated comparable efficacy in the primary study objective (reduction in mean weekly episodes of urge incontinence) in patients with severe urge incontinence. The incidence of dry mouth for Ditropan XL was significantly higher than for Detrol LA.

     Q17) What is the status of Camptosar?

     A17) Because of the important survival benefit it provides, Camptosar is one of the standard treatments and one of the most widely studied therapies in colorectal cancer. It is a semisynthetic camptothecin derivative indicated as first-line therapy for metastatic colorectal cancer in combination with 5-fluorouracil and leucovorin and as second-line treatment for advanced colorectal cancer following failure of initial 5-fluorouracil-based therapy. Camptosar inhibits the activity of the enzyme topoisomerase I that is essential for cancer-cell division. Colorectal cancer is the second-leading cause of cancer deaths in the U.S. When detected early, 90% of colorectal cancer patients survive five years or more. However, only 37% of colorectal cancers are diagnosed in early stages. The product is being studied in both neo-adjuvant and adjuvant settings for colorectal cancer and in more than 15 other tumor types.

          Recent data presented at the 39th American Society of Clinical Oncology (ASCO) annual meeting in June showed that Camptosar is being successfully combined with C-225 (Erbitux) and bevacizumab (Avastin), the first successful combinations of molecular-targeted agents with chemotherapy treatments. The 250 Camptosar abstracts submitted to ASCO demonstrate the central role that Camptosar plays and will play in the future treatment of cancer. The depth of Pfizer's commitment to oncology is demonstrated by the breadth and depth of our clinical development efforts, with more than 510 clinical trials ongoing for marketed products and nearly 80 for pipeline products.

     Q18) What is the status of Xalatan/Xalcom?

     A18) Xalatan, a prostaglandin indicated for the treatment of open-angle glaucoma and ocular hypertension, is the #1 prescribed glaucoma medication in all promoted markets, including the U.S., Europe, and Japan. It is the first and only prostaglandin with a first-line indication for the treatment of elevated eye pressure. Xalcom consists of Xalatan with the beta blocker timolol. Glaucoma is a group of eye diseases characterized by elevated intraocular pressure, damage to the optic nerve, and visual field loss that can lead to blindness if not treated. An estimated 67 million people suffer from glaucoma worldwide, including 2-3 million Americans age 40 years and older. Each year more than 100,000 people in the U.S. are diagnosed with glaucoma, of whom 90% have open-angle glaucoma, a disease with a pattern of vision loss associated with an increase in pressure in the eye.

          A recent comparative study featuring Xalatan, Lumigan, and Travatan
          (XLT), presented at the 2003 Association for Research in Vision and Ophthalmology meeting and published in the May issue of the American Journal of Ophthalmology, found no significant difference in efficacy among the three treatments in reducing intraocular pressure
          (IOP), while patients on Xalatan had significantly fewer reports of hyperemia (redness of the eyes) than those treated with Lumigan.
          The study showed that Xalatan retained unsurpassed efficacy and had better tolerability. Side effects can affect patient compliance, and glaucoma patients who don't take their medicine risk further progression of the disease and eventual permanent loss of vision.

          The Ocular Hypertension Treatment Study (OHTS) published in June 2002 in Ophthalmology demonstrated for the first time the benefit of treating ocular hypertensive patients. Ocular hypertension is a major risk factor for glaucoma and a potential source of significant market expansion. By treating patients with IOP-lowering therapies, including Xalatan or other therapies, the study showed a 60% reduction over five years in the development of glaucoma.

     Q19) What is the status of Genotropin?

     A19) Genotropin is the world's leading recombinant growth hormone. It is indicated for the long-term treatment of pediatric patients who have growth failure due to inadequate secretion of endogenous growth hormone or due to Prader-Willi Syndrome (PWS), and for adult patients with growth hormone deficiency. Growth hormone deficiency affects thousands of children and 50,000 - 70,000 adult patients in the U.S. alone. Prader-Willi Syndrome affects about 1 out of every 15,000 newborns.

          In the U.S., Genotropin is also approved for the long-term treatment of growth failure in children who are born small for gestational age
          (SGA) and fail to achieve catch-up growth by age two. In the U.S., 3% of all babies are born SGA each year. While the majority catch up to normal height by age two, as many as 10%, or about 12,000 annually, do not. As a result, there are as many as 150,000 children over the age of two who have not caught up and, therefore, may be candidates for treatment with Genotropin. In July 2003, Genotropin was approved in Europe for children born SGA who failed to show catch-up growth by age four.

          Genotropin is available in two convenient presentation forms. The two-chambered cartridge, which contains both drug and diluent and is administered with the Genotropin pen, and the convenient Miniquick injectable formulation. Miniquick is a pre-filled, pre-measured device that helps ensure accurate dosing and allows three-month storage at room temperature.

     Q20) What factors are driving Zyrtec's growth?

     A20) Sales of Zyrtec, the leading prescription antihistamine in the U.S., grew 12% to $339 million in the second quarter, compared to the same period in 2002. Revenue and prescription gains were achieved despite the 26% decline in year-to-date new prescriptions in the antihistamine market due to the availability of over-the-counter
          (OTC) Claritin and other branded and store-brand loratadine products since December 2002. Zyrtec's growth in this declining market can be attributed in part to strong performances by all of its formulations-tablets, syrup, and the 12-hour decongestant formulation. Not only did the majority of Zyrtec users stay with Zyrtec, but many of the ex-Rx-Claritin users who chose to stay in the Rx market were switched to Zyrtec.

          As the only remaining branded prescription antihistamine with a syrup formulation, Zyrtec was able to capitalize on the delay of OTC Claritin syrup to market during the first few months of 2003. In October 2002, Zyrtec became the first and only antihistamine, prescription or OTC, approved for treating year-round allergic rhinitis and chronic idiopathic urticaria in infants as young as six months old, expanding on the existing Zyrtec pediatric indication for seasonal and perennial allergic rhinitis and urticaria for children aged two to 11 years. In May 2003, we filed with the FDA a new formulation, Zyrtec Chewable Tablets, aimed at the important pediatric market of children 6 to 12 years old that are still too young to swallow tablets but "too old" for syrup.

          Zyrtec-D 12 Hour is still the only prescription oral antihistamine/decongestant combination medicine approved to treat both year-round indoor and outdoor allergies as well as nasal congestion. The majority of the ex-Rx-Claritin-D users who chose to stay in the Rx market were switched to Zyrtec-D 12 Hour during the first half of 2003. With 30% of all allergy sufferers also experiencing nasal congestion, and with decongestant combinations accounting for about one fifth of total U.S. antihistamine prescriptions, a significant opportunity exists for Zyrtec-D.

          Underlying Zyrtec's strong sales performance is the differentiation of its efficacy relative to other products, prescription or OTC. Pfizer and UCB Pharma, who discovered Zyrtec, have substantial published data demonstrating the superior performance of Zyrtec versus Claritin, including two two-day environmental-exposure-unit studies in which Zyrtec provided twice the overall symptom relief of Claritin.

     Q21) What is the status of Spiriva?

     A21) Spiriva is the first once-a-day inhaled bronchodilator treatment for chronic obstructive pulmonary disease (COPD) and a significant advance over other treatment options. The product was discovered and developed by Boehringer Ingelheim (BI). Spiriva has been introduced by Pfizer and BI in more than 30 countries, including Germany, the U.K., Spain, and Canada, where Pfizer records a portion of Spiriva revenue as alliance revenue. The product has been well received, and it is expected to be available in more than 40 countries by the end of 2003. Boehringer Ingelheim received an approvable letter for Spiriva from the FDA in December 2002. While approval is not anticipated before 2004, BI is working with the agency to make Spiriva available to U.S. patients as soon as possible.

          COPD is a chronic respiratory disorder that includes chronic bronchitis and emphysema and is characterized by limited airflow accompanied by symptoms such as dyspnea (shortness of breath), cough, wheezing, and increased sputum production. In the U.S. alone, there are approximately 17 million sufferers of COPD, although up to 50% remain undiagnosed. Patients often suffer symptoms for many years before being diagnosed and getting appropriate treatment. Long-term smoking is the most frequent cause of COPD, accounting for 80%-90% of all cases. A smoker is 10 times more likely than a nonsmoker to die of COPD, which is the fifth-leading cause of death worldwide and the fourth-leading cause of death in the U.S.

          Data from clinical trials involving more than 3,000 patients worldwide have demonstrated that Spiriva taken once daily is highly effective in providing sustained bronchodilation over 24 hours and is well tolerated, with dry mouth as the main side effect. The use of rescue medication (salbutamol) is significantly less frequent with Spiriva compared to placebo.

          The published literature on Spiriva's efficacy continues to grow with the recent publication of data from clinical trials in the peer-reviewed journals Thorax and Chest. In addition, seven clinical abstracts were presented at the American Thoracic Society meeting in May 2003. In December 2002, a large clinical trial (UPLIFT -Understanding the Potential Long-term Impact of Function with Tiotropium) was initiated to better characterize the long-term health benefits of Spiriva. UPLIFT is a four-year study that will enroll up to 6,000 patients from 37 countries and will assess if treatment with Spiriva can reduce the accelerated rate of decline in lung function seen in COPD.

          Spiriva is now recommended as a first-line maintenance treatment for COPD for all stages of disease severity where maintenance treatment is appropriate (stages II-IV) in the latest Global Initiative for Chronic Obstructive Lung Disease (GOLD) guidelines, the most-referenced COPD treatment/practice guidelines worldwide. First published in 2001, they were recently updated to reflect the latest developments in COPD management. Spiriva is the only new compound to be included in the update.

     Q22) What is the status of Pfizer's co-promotion of Rebif with Serono?


     A22) Rebif (interferon beta 1-a) has been shown to decrease the frequency of clinical exacerbations and delay the accumulation of physical disability associated with relapsing forms of multiple sclerosis
          (MS). The product was discovered and developed by Serono and is co-promoted by Pfizer and Serono in the U.S. Rebif was launched by Serono in March 2002 after overturning Avonex's orphan drug status due to Rebif's superior efficacy based on reduction of magnetic resonance imaging activity, relapses, and progression of disability. Pfizer began co-promoting the product in the U.S. in October 2002 and records a portion of Rebif revenue as alliance revenue. As of end of June 2003, Rebif weekly market share had reached all-time highs of 15.6% of new prescriptions and 10.3% of total prescriptions.

          MS is a chronic inflammatory condition of the nervous system and is the most common non-traumatic neurological disease in young adults, affecting approximately 350,000 Americans. While symptoms of MS can vary, the most common include blurred vision, numbness or tingling in the limbs, and problems with strength and coordination. The relapsing forms of the disease are the most common.

          In May 2003, the FDA approved additional efficacy and product-stability information for Rebif's package insert. The label expansion includes data from the head-to-head EVIDENCE study showing that Rebif patients were more likely to remain relapse-free at 24 and 48 weeks than patients treated with Avonex. The study involved 677 patients with relapsing remitting MS. On average, Rebif extends the time between relapses by four months compared to Avonex. The FDA also approved label changes related to the temporary storage of Rebif at room temperature. Rebif is still the only interferon available in convenient ready-to-use, pre-filled syringes.

     Q23) What is the status of Somavert?

     A23) Somavert is a first-in-class growth hormone receptor antagonist indicated for acromegaly, a rare, chronic, and debilitating condition characterized by hypersecretion of growth hormone and insulin-like growth factor-1 (IGF-1). Somavert was approved by the FDA in March 2003 and by the E.U. in November 2002. It is effective in normalizing IGF-1 levels in over 90% of acromegaly patients, including those resistant to current medical therapies. When not adequately controlled, acromegaly is associated with a mortality rate two to three times that of the general population.

     Q24) What is the status of Caduet (Lipitor/Norvasc dual therapy)?

     A24) Caduet (dual therapy of Lipitor and Norvasc) was filed with the FDA in March 2003. We expect to file Caduet in the E.U. by the end of 2003. To address the many variations of concomitant lipid and hypertension disorders, Caduet will be available in a wide range of dosing combinations. We believe this product will make a significant contribution to the management of cardiovascular disease by treating two of the most common risk factors simultaneously. Current estimates indicate that 9 million deaths and more than 75 million lost healthy years of life annually may be attributed to suboptimal blood pressure or cholesterol levels globally.
          Guidelines advocate that patients at increased cardiovascular risk require early and aggressive management of multiple risk factors. Between 35% and 50% of patients with high blood pressure also suffer from high cholesterol, and vice versa. This accounts for about 27 million patients in the U.S. alone. Currently, only 10% of these patients are treated for both conditions and 43% are treated for neither. As evidenced by the early termination of the lipid-lowering arm of the Anglo Scandinavian Cardiac Outcomes (ASCOT) trial, concomitant lowering of cholesterol and treatment of hypertension have significant benefit in reducing the risk of coronary heart disease.

     Q25) What is the status of Inspra?

     A25) Inspra was approved by the FDA for the treatment of hypertension in September 2002. Inspra selectively blocks the hormone aldosterone, a key component within the renin-angiotensin-aldosterone system that plays a significant role in the body's regulation of the cardiovascular system. Recent understanding of the role of aldosterone has expanded greatly, and there is now clinical evidence suggesting that aldosterone contributes to the development and progression of hypertension and heart failure, including damage to blood vessels, the kidney, and the heart.

          Results of the large-scale Eplerenone Post-AMI Heart Failure Efficacy and Survival Study (EPHESUS) found a statistically significant 15% relative reduction in all-cause mortality and 13% relative reduction in a combined endpoint of cardiovascular death and hospitalizations among patients treated with Inspra compared with patients on current standard therapy. The conclusions of the study were presented at the 52nd Annual Scientific Sessions of the American College of Cardiology and published in the April 3 issue of The New England Journal of Medicine. Based on the results of EPHESUS, a supplemental NDA was submitted to the FDA in April 2003 for Inspra in the prevention of post-myocardial-infarction heart failure. The FDA granted the application a priority review. It is estimated that of the nearly 5 million heart-failure patients in the U.S., 2.8 million had a heart attack that contributed to heart-failure symptoms. Heart failure of all causes is the #1 reason for hospitalization among Americans over the age of 65.

     Q26) What is the status of pregabalin?

     A26) Pregabalin acts by modulating calcium-channel function and thereby has the potential to treat a range of neurological, pain, and psychiatric disorders. It is effective in treating neuropathic pain, epilepsy, and generalized anxiety disorder and will bring specific improvements over existing treatments in each condition. Pregabalin represents a new advance in the treatment of these conditions due to the combination of efficacy, rapid onset of action, and ease of use. The efficacy of pregabalin has been demonstrated in nine pivotal trials in two types of neuropathic pain (post-herpetic neuralgia and diabetic peripheral neuropathy), three pivotal studies in epilepsy, five acute studies in generalized anxiety disorder (GAD), and one positive long-term GAD prevention study. The combination of the product's enhanced potency and linear pharmacokinetic profile is expected to make dosing of pregabalin simpler for physicians and patients. Pregabalin is effective given twice daily, which can increase patient compliance.

          A filing for pregabalin for neuropathic pain and adjunctive therapy in epilepsy was submitted in Europe in March 2003. As planned, an NDA submission in the U.S. is expected later this year for neuropathic pain, adjunctive therapy in epilepsy, and GAD.

          We presented positive data from a Phase II study of pregabalin in fibromyalgia at several recent medical congresses. If the outcomes of planned fibromyalgia studies are positive, we will seek approval for an indication in this condition.

     Q27) What is the status of indiplon?

     A27) In December 2002, Neurocrine Biosciences, Inc., and Pfizer announced a global agreement for the exclusive worldwide development and commercialization of indiplon, Neurocrine's Phase III compound for the treatment of insomnia. Indiplon is a unique non-benzodiazepine sedative hypnotic that acts on a specific site of the GABA-A receptor. It is through this mechanism that the currently marketed non-benzodiazepine therapeutics also produce their sleep-promoting effects. However, indiplon has been shown to be more potent than the currently marketed non-benzodiazepines at the specific subtype of receptors within the brain believed to be responsible for promoting sleep. Data have shown that indiplon is both efficacious and well tolerated in achieving rapid sleep induction without next-day residual effects.

          While the prevalence of insomnia is unknown, surveys suggest that up to 50% of adults have difficulty sleeping from time to time. The vast majority of people who regularly suffer from the inability to initiate and maintain sleep are untreated and undiagnosed. Insomnia often has a serious impact on a patient's general health and quality of life, including impaired daytime functioning and decreased work productivity. If ignored, frequent sleep problems can complicate the treatment of a host of common, serious, age-related medical conditions, including arthritis, diabetes, heart disease, lung disease, and depression.

          Neurocrine and Pfizer are conducting one of the most comprehensive clinical programs in insomnia to address the multiple needs of both adult and elderly patients with insomnia, such as sleep initiation, sleep maintenance, and long-term administration. Multiple Phase III safety and efficacy trials to support multiple indications associated with insomnia have been initiated and, in some cases, completed. Indiplon is being studied in both immediate-release and modified-release formulations. Both indiplon formulations are currently in phase III development in transient and primary (chronic) insomnia in adult and elderly insomnia patients. Data from phase II studies conducted by Neurocrine have shown that indiplon is both efficacious and well tolerated in achieving rapid sleep induction without next-day residual effects. Neurocrine expects to submit a new drug application with the FDA in the first half of 2004.

     Q28) What is the status of Macugen?

     A28) In December 2002, Pfizer and Eyetech Pharmaceuticals, Inc. announced an agreement to jointly develop and commercialize Eyetech's Macugen. This product is an aptamer that selectively binds to and neutralizes vascular endothelial growth factor for potential treatment for age-related macular degeneration (AMD) and diabetic macular edema
          (DME). The leading cause of irreversible vision loss among Americans over the age of 55, AMD occurs in two different forms: dry and wet. The wet form accounts for approximately 200,000 new cases annually, with a prevalence of 1.2 million cases in the United States alone. Wet AMD is characterized by the growth of abnormal blood vessels into the area beneath the retina. DME affects roughly 100,000 Americans with diabetes each year and is the leading cause of blindness in adults under the age of 55. The decreased vision that characterizes DME results from fluid and lipids leaking from retinal blood vessels.

          Eyetech's Phase III development program for wet AMD involves nearly 1,200 patients at 117 investigational sites, the largest clinical development program for this type of product. Data from early clinical trials show Macugen to be potentially effective when compared to historical controls. In 26% of patients, Macugen improved their vision by three lines or more on a standard eye chart. Due to the serious unmet medical need, the FDA has granted Macugen fast-track status.

     Q29) How did the Animal Health business perform?

     A29) Results for Animal Health in the second quarter were driven by strong performances by the companion-animal products Rimadyl and Revolution and the livestock medicine RespiSure/Stellamune and by the favorable impact of the weakening U.S. dollar. With the acquisition of Pharmacia, Animal Health now is the world leader in providing products to prevent and treat diseases in animals.

     Q30) How did Pfizer's Consumer Healthcare business perform?

     A30) Results for Consumer Healthcare in the second quarter were favorably impacted by a continued solid performance by Listerine mouthwash, the continued roll-out of Listerine PocketPaks in international markets, the U.S. launch of the FreshBurst Listerine line extension, and the favorable impact of the weakening U.S. dollar, offset by lower sales of Listerine PocketPaks in the U.S. and the impact of the Rx-to-OTC switch of Claritin on the U.S. upper-respiratory business, including Benadryl and Sudafed.

    FINANCIAL MATTERS

     Q31) What impact did foreign exchange have on revenues in the quarter?

     A31) The weakening of the U.S. dollar relative to other currencies for the quarter favorably impacted the revenues of legacy Pfizer products by $365 million and favorably impacted consolidated revenue growth by five percentage points. The revenues of legacy Pharmacia products recorded as of the April 16th close do not affect the impact from foreign exchange, given their treatment as incremental volume.

     Q32) Why does Pfizer disclose adjusted income and adjusted diluted EPS?

     A32) Pfizer believes investors' understanding of its performance is enhanced by disclosing adjusted income and adjusted diluted EPS, defined as net income and diluted earnings/loss per share, respectively, excluding the impact of purchase accounting for the Pharmacia acquisition, certain significant items, merger-related costs, and the cumulative effect of a change in accounting principle. Management itself analyzes the company's performance on this basis.

          We have excluded the impact of significant purchase-accounting impacts related to our acquisition of Pharmacia. These impacts primarily relate to the one-time charge for purchased in-process research and development, the charges to cost of goods sold from the workdown of purchased inventory that was written up to fair value, and the charges related to the amortization of Pharmacia definite-lived intangible assets, as well as the incremental depreciation of fixed assets for the increase to fair value. We believe that excluding these non-cash charges provides a better view of our economic performance.

          The Company also excludes "certain significant items" from adjusted income in order to better portray its major operations -- the discovery, development, manufacture, marketing, and sale of market-leading prescription medicines for humans and animals as well as many of the world's best-known over-the-counter products. For example, Pfizer excludes gains or losses on the sale of product lines or discontinued businesses. While we review our businesses and product lines on an ongoing basis for strategic fit with our operations, we do not build or run our businesses with an intent to sell them and, therefore, we have excluded such gains or losses on sales of businesses or product lines from adjusted income. Another example of an excluded "certain significant item" is co-promotion charges and payments for intellectual property rights for unapproved products being developed by third parties. Our view is that while such payments are expensed as they relate to unapproved products, which parallels the treatment of in-process research and development, they represent payments for property that, at the time the payments are made, has no probable future economic benefit. Therefore, excluding such payments from our economic performance provides us with a better view of our operations. Pfizer excludes charges related to various litigation matters from adjusted income as they relate to settlements of legal matters that are not part of normal ongoing defense costs of the Company. Pfizer also excludes gains/losses from the sale or writedown of equity investments from adjusted income. Generally, these investments are made in biotech companies on an opportunistic basis and are not part of our ongoing internal discovery and development programs.

          While we continually look for improvement opportunities within our businesses and reorganize when necessary, at times we will perform a review for restructuring an area of our business. During 2003, our research division undertook such a review and began to initiate its restructuring plan in the second quarter of 2003. The last time that such a restructuring occurred in this division, with the exception of our acquisition-related restructurings, was in 1993.
          As such, we have excluded the charges of these activities from adjusted income.

          In 2000 we acquired the Warner-Lambert Company, and in April 2003 we acquired Pharmacia Corporation. These acquisitions have significant integration and restructuring costs attendant to them. We have excluded these costs from adjusted income, because integration and restructuring costs are unique to these transactions and will occur over several years due to the global and highly regulated nature of our business.

          A reconciliation between actually second quarter net income/(loss) as reported under U.S. GAAP and adjusted income is included in the attached financial schedule titled "Reconciliation From Reported Income/(Loss) and Earnings/(Loss) Per Share to Adjusted Income and Earnings Per Share."

     Q33) Will Pfizer restate its historical financial information to include Pharmacia's historical financial information?

     A33) Such a restatement would not be appropriate. Unlike when Pfizer merged with Warner-Lambert Company in 2000, the Pharmacia acquisition has been accounted for under the purchase method of accounting and, therefore, Pfizer's financial data prior to the Pharmacia acquisition will not be restated to include Pharmacia financial data. Pharmacia financial results and account balances are reported in Pfizer's financial reporting beginning on April 16, 2003, the day the transaction was completed.

     Q34) Why does the sum of GAAP diluted EPS for the first quarter and for the second quarter not equal GAAP diluted EPS for the first half?

     A34) Under U.S. generally accepted accounting principles (GAAP), quarterly computations must stand on their own and, therefore, the sum of diluted EPS numbers for each of the first two quarters of 2003 does not equal the diluted EPS for the first six months of 2003. Diluted EPS for the second quarter of 2003 is computed using the weighted-average number of common shares outstanding during the quarter, while diluted EPS for the first six months of 2003 is computed using the weighted average number of common shares outstanding during the first six months of 2003.

          The weighted-average number of common shares outstanding is higher for the second quarter of 2003 than for the first six months of 2003 as a result of the issuance of approximately 1.8 billion common shares to complete the Pharmacia acquisition on April 16, 2003.
          This significant increase in the number of common shares outstanding from the first quarter has resulted in our having differing bases of shares outstanding and therefore the results are not additive, as shown below.


    (in millions, except per-share data)       1Q03      2Q03      1H03
    Net income (loss)                         $4,665   ($3,591)   $1,073
    Weighted average number of shares used
     to calculate diluted EPS                6,161.7   7,535.1   6,846.8
    Diluted income (loss) per common share     $.76     ($.48)      $.16

     Q35) What cost synergies have been achieved to date from the Pharmacia acquisition, and what level of synergies is anticipated?

     A35) Cost synergies from the Pharmacia acquisition achieved in the second quarter of 2003 totaled almost $200 million. Cumulative cost synergies resulting from the acquisition of Pharmacia are expected to be $1 billion in 2003, $3 billion in 2004, and approaching
          $4 billion in 2005, significantly more than originally estimated. Synergies will come from a broad range of sources, including a streamlined organization, reduced operating expenses, and procurement savings. Total merger-related costs incurred over the next three years to achieve these synergies are expected to be in the range of $4.7 to $5.2 billion, pre-tax.

     Q36) Did Pfizer increase prices in the U.S. during the second quarter?

     A36) There were no price increases for Pfizer's U.S. pharmaceutical products in the second quarter. Price increases for certain U.S. pharmaceuticals were announced on July 10, 2003. These price increases had no effect on second-quarter wholesaler inventory levels, and are not expected to have a material impact on third-quarter wholesaler inventory levels.

     Q37) What caused cost of goods sold to increase by 125% in the second quarter?

     A37) Consistent with purchase accounting, Pharmacia's assets, including inventory, were recorded on Pfizer's balance sheet at fair value.
          As the inventory is sold, the income statement reflects the fair market value of the inventory. Cost of goods sold will be impacted by this markup as long as the purchased inventory continues to be sold. Sales of this inventory are expected to be completed by the end of 2003. The impact of the fair-value markup of Pharmacia's inventory on cost of goods sold was $408 million in the second quarter. A second factor in the increase in cost of goods sold was the unfavorable impact of foreign exchange. This largely stemmed from the recent weakening of the dollar relative to the euro and the related revaluation of inventory. A third factor underlying the rate of growth in cost of goods sold was the impact of reflecting cost of goods sold activity for Celebrex and Bextra after the April 16 acquisition close, compared to reflecting alliance revenue for those products, which had no cost of goods sold, for co-promotion of Celebrex and Bextra prior to April 16. A fourth factor was a change in product mix, given the addition of legacy Pharmacia's product portfolio, which has a higher product cost relative to legacy Pfizer's product portfolio. After accounting for these factors, the growth in cost of goods sold was in line with the growth in revenues.

     Q38) What factors affected the 42% increase in selling, informational & administrative expenses and 39% increase in R&D spending in the second quarter?

     A38) The rates of expense growth principally reflect incremental expenditures associated with the consolidation of Pharmacia-related activity as of the April 16th close of the acquisition, partially offset by initial cost synergies.

     Q39) What were the principal factors affecting other (income)/deductions -- net?

     A39) ($ millions)               Second Quarter     First Half
          (Income)/Deductions        2003    2002     2003    2002
           Net Interest Income       ($23)   ($39)    ($58)  ($71)
           Co-Promotion Charges and
            Payments for
            Intellectual Property
            Rights                     25      22       280    22
           Amortization of
            Definite-Lived Intangibles 14      17        17    21
           Gains on the Sales of
            Product Lines             (59)     --       (76)  (20)
           Amortization of
            Definite-Lived
            Intangibles --
            Purchase-Accounting
             -Related                 571      --       571    --
           Other Purchase
            -Accounting-Related Items  (7)     --        (7)   --
            Various Litigation Matters 33      --        33    --
           Charges to Write Down Equity
            Investments                 8      --         8    --
           Other                      (96)    (44)     (121)  (83)
          Other (Income)/
           Deductions-Net            $466    ($44)     $647 ($131)

          Other (income)/deductions-net reflects a significant increase in expenses for the second quarter and the first half, principally due to $571 million in amortization of identifiable intangibles associated with the acquisition of Pharmacia. Consistent with purchase accounting, intangible assets are reflected on Pfizer's balance sheet at fair value. The income-statement impact reflects the amortization of these assets over their estimated useful lives (e.g., until patent expiration for a currently marketed product).

     Q40) What is Pfizer's effective tax rate for 2003?

     A40) Pfizer now estimates an effective tax rate in calculating adjusted income from continuing operations for 2003 of 23.0%. The effective tax rate of 22.2% used in calculating adjusted income from continuing operations in the second quarter of 2003 reflects a year-to-date adjustment for our current lower estimate of the full-year effective tax rate compared to our estimate in the first quarter. The estimated effective tax rate used in calculating full-year 2003 income from continuing operations under GAAP is 37.1%.
          The higher effective tax rate under GAAP primarily reflects the impact of purchase accounting.

     Q41) What is the status of Pfizer's share-purchase program?

     A41) Our financial strength and flexibility have allowed us to purchase our stock over the past several years, and to do so with an increased magnitude during the past year. We believe that our stock is an excellent investment opportunity.

          In June 2002, the company announced a new authorization to purchase up to $10 billion of the company's common stock. This program was subsequently increased to authorize Pfizer and its affiliates to purchase up to $16 billion of common stock. Since inception of this program, approximately 310 million shares have been purchased under this authorization, at a total cost of about $9.8 billion, including 208 million shares purchased during 2003 at a total cost of about $6.8 billion. The remaining $6.2 billion of this authorization is expected to be completed by yearend 2003.

     Q42) Have there been any revisions to Pfizer's financial expectations for 2003 and 2004?

     A42) Pfizer's outlook for 2003 and 2004 remains largely consistent with prior communications. In 2003, we continue to anticipate total revenues of $45 billion and R&D expenditures of $7.1 billion. In 2004, anticipated revenue remains $54 billion, or 10% compound growth from pro-forma Pfizer/Pharmacia combined revenue of $45 billion in 2002. The current estimate for adjusted diluted EPS of $1.73 in 2003 ($1.80 excluding an estimated $.07 impact associated with the harmonization of Pfizer's and Pharmacia's practices) is consistent with prior projections. Adjusted diluted EPS of $2.13 in 2004, consistent with prior projections, represents 16% compound annual growth from the adjusted diluted EPS for legacy Pfizer of $1.59 in 2002. The 2004 forecast reflects accretion of $.06 in adjusted diluted EPS relative to our expectations for Pfizer without the acquisition of Pharmacia. Estimated adjusted income/diluted EPS, GAAP net income/diluted EPS, and items reconciling the two are as follows for third and fourth quarters of 2003, full-year 2003, and full-year 2004:

                                                  Third Quarter  2003 Estimate
     ($ billions, except per-share data)           Net Income     Diluted EPS

    Adjusted Income                                   $3.4           $.44
    In-Process R&D                                      --            .00
    Workdown of Inventory Write-Up, After Tax           .4            .05
    Intangible Amort./Fixed Asset Deprec., After Tax    .5            .06
    Merger-Related Costs, After Tax                     .3            .04
    Significant Items/Change in Accounting
     Principle, After Tax                               .1            .01
    GAAP Earnings                                     $2.1           $.28


                                                  Fourth Quarter 2003 Estimate
     ($ billions, except per-share data)           Net Income     Diluted EPS

    Adjusted Income                                   $4.1           $.54
    In-Process R&D                                      --            .00
    Workdown of Inventory Write-Up, After Tax           .3            .04
    Intangible Amort./Fixed Asset Deprec., After Tax    .5            .08
    Merger-Related Costs, After Tax                     .3            .03
    Significant Items/Change in Accounting
     Principle, After Tax                               --            .00
    GAAP Earnings                                     $3.0           $.39


                                                    Full-Year 2003 Estimate
     ($ billions, except per-share data)           Net Income     Diluted EPS

    Adjusted Income                                  $12.6          $1.73
    In-Process R&D                                     5.1            .70
    Workdown of Inventory Write-Up, After Tax           .9            .13
    Intangible Amort./Fixed Asset Deprec., After Tax   1.5            .20
    Merger-Related Costs, After Tax                     .8            .11
    Significant Items/Change in Accounting
     Principle, After Tax                             (2.0)          (.27)
    GAAP Earnings                                     $6.3           $.86


                                                    Full-Year 2004 Estimate
     ($ billions, except per-share data)           Net Income     Diluted EPS
    Adjusted Income                                  $16.4          $2.13
    In-Process R&D                                      --            .00
    Workdown of Inventory Write-Up, After Tax           --            .00
    Intangible Amort./Fixed Asset Deprec., After Tax   2.1            .27
    Merger-Related Costs, After Tax                     .7            .09
    Significant Items/Change in Accounting
     Principle, After Tax                               --            .00
    GAAP Earnings                                    $13.6          $1.77

     Notes: Although we have agreed to explore strategic options for the diagnostics and surgical ophthalmology businesses, we do not predict divestitures of businesses or products in these forecasts.

            The sum of Pfizer's GAAP EPS for the four quarters of 2003 does not equal the full-year estimate due to the calculation on different average-share bases-see Question #34.

     Q43) What is the status of Pfizer' surgical ophthalmology business?

     A43) Yesterday, Pfizer announced that it is exploring strategic options for its surgical ophthalmology business, including its possible sale, while confirming its commitment to focus on the development and marketing of pharmaceutical therapies for eye diseases. A legacy Pharmacia business, the surgical ophthalmology business includes Healon-a line of visco-elastic products used in ocular surger-and CeeOn and Tecnis intraocular lenses-used in cataract surgery. This business had sales of approximately $150 million in 2002.


     IMPROVING PATIENT ACCESS

     Q44) What initiatives is Pfizer supporting to ensure that patients have access to innovative medicines -- both in the U.S. and worldwide?

     A44) Pfizer currently donates more medicines to patients than any other pharmaceutical company. We operate three significant access programs in the U.S. -- the Pfizer Share Card, Connection to Care, and Sharing the Care -- all designed to help low-income, uninsured patients gain access to our medicines. In addition, Pfizer has taken a leadership role in fighting HIV/AIDS. Pfizer is a member of the Global Business Coalition on HIV/AIDS as well as the Global Fund to Fight AIDS. Pfizer's CEO, Dr. Henry McKinnell, is a member of the U.S. Presidential Advisory Council on HIV/AIDS.

          a) Share Card: On January 15, 2002, we launched an innovative prescription benefit program called the Pfizer for Living Share Card. The program is designed to help a targeted group of patients access tools to manage their health. The program includes three elements: a membership card that enables patients to receive up to a 30-day supply of a Pfizer medicine for $15, a help line to assist low-income senior citizens in learning about other healthcare services and benefits, and easy-to-read health information on 16 common medical conditions. The Pfizer Share Card is available to Medicare enrollees with annual gross incomes of less than $18,000 ($24,000 for couples) who lack prescription-drug coverage or who are not eligible for Medicaid or any other publicly funded prescription benefit programs.

          In June, we issued our first "Report to America" on the Pfizer Share Card experience in designing and implementing a meaningful prescription drug program for low-income Medicare beneficiaries.
          The response to the Pfizer Share Card has been overwhelmingly positive. To date, more than 355,000 members have been enrolled and more than 2 million Pfizer prescriptions have been filled. 98% of enrollees reported being satisfied with the program. The report also showed that the Pfizer Share Card improves compliance with medicine.

          b) Donation of Medicines: Pfizer's Connection to Care is a comprehensive patient-assistance program providing free medicines to uninsured, low-income patients who are not eligible for public-assistance programs. For more than 30 years, Pfizer has worked directly with physicians on a case-by-case basis to provide medications to patients in need. The Connection to Care program provides access to leading Pfizer prescription medicines, including therapies for illnesses such as diabetes, hypertension, and depression. Nearly 22 million patients in the U.S. may be eligible for this program.

          Now in its tenth year, the Sharing the Care program is a joint effort of Pfizer, the National Governors Association, and the National Association of Community Health Centers. Through Sharing the Care, Pfizer donates medication to low-income, uninsured patients through a network of more than 380 federally qualified community, migrant, and homeless health centers across the U.S.

          c) HIV/AIDS: For several years, Pfizer has been working with a number of international organizations to battle HIV/AIDS in South Africa and many other developing nations of the world. The Diflucan Partnership Program was developed to offer Diflucan at no charge to HIV/AIDS patients in the 50 least-developed countries where the disease is most prevalent, as identified by the United Nations. Patient numbers and clinical sites continue to increase, with more than two million doses dispensed and more than 81,000 prescriptions processed. Over 11,000 health workers have been trained through our partnership with the International Association for Physicians in AIDS Care. The Ministry of Health of South Africa has cited the Diflucan Partnership Program as a model for donation programs. Patients now receive Diflucan through 780 medical facilities in 15 countries. In the 50 least-developed countries with an HIV prevalence of greater than 1%, roughly 12 million people are reported to be infected with HIV/AIDS. Although Diflucan is not a treatment for HIV/AIDS, it has proven highly effective in treating two opportunistic infections, cryptococcal meningitis and esophageal candidiasis, that afflict large numbers of people with HIV/AIDS. In addition, the Pfizer Foundation awarded $2 million in grants to 14 organizations to support innovative HIV/AIDS health literacy programs in developing countries.

          Ground has been broken for the Infectious Diseases Institute -- a Pfizer-funded, state-of-the-art treatment and training facility for HIV/AIDS at Makerere University in Kampala, Uganda. Scheduled for completion in 2004, the new facility will serve as a training center for hundreds of physicians working in HIV/AIDS care and prevention across Africa.

          In July, Pfizer announced a new agreement with the National Alliance of State and Territorial AIDS Directors to provide millions of dollars worth of antiretroviral medicines at free or greatly reduced prices to state programs serving low-income, uninsured, and underinsured people living with HIV/AIDS. This is in addition to our current patient-assistance programs that donate antiretroviral (Viracept and Rescriptor) and anti-infective (Diflucan, Vfend, and Zithromax) medicines for AIDS-related opportunistic infections to low-income, uninsured Americans. Pfizer and its Agouron subsidiary have also supported AIDS organizations in the U.S. that develop educational tools and provide services and resources for patients and their families.

          The Pfizer Foundation recently launched a Southern HIV/AIDS Prevention Initiative to help slow the spread of the disease in nine southern states. The program will support prevention programs targeted to reach multicultural communities and women, among whom the disease is growing most dramatically.

          d) Trachoma Initiative: Since its founding in 1998, the International Trachoma Initiative (ITI), of which Pfizer is an active partner, has made measurable and meaningful progress toward its goal of helping to eliminate the world's leading cause of preventable blindness. Through December 2002, ITI-supported programs in nine countries in Africa and Asia delivered nearly five million Zithromax treatments to patients with active infection and reached nearly 20 million people with health-education activities and 50,000 people with sight-preserving surgery. Data from Morocco, Tanzania, and Vietnam demonstrate that the program is having an overwhelming impact on this terrible disease: the prevalence of severe, inflammatory trachoma has been reduced in these countries by as much as 75%.

          e) Other Therapies: Pfizer is making inroads against three of the world's most-feared diseases: malaria, severe acute respiratory syndrome (SARS), and pox viruses. We have a number of compounds that have shown activity against these deadly diseases. Phase II clinical trials against drug-resistant malaria using a combination of Zithromax and chloroquine, an older, commonly used malaria treatment, have shown very promising results. The combination has been shown to be three times more effective than chloroquine alone. Based on these encouraging data, Pfizer plans to conduct much larger, Phase III clinical trials involving more than 1,200 patients in India, Indonesia, Kenya, Peru, and South Africa, all countries where the prevalence of malaria is high. At least ten compounds have shown significant activity against the SARS virus in laboratory tests and have been designated for further development. In addition, we are sharing an experimental medicine with Harvard Medical School because of potential utility in treating smallpox. Although the commercial prospects for these medicines could be limited, we intend to make them available to those in need in the developing world using models developed for other Pfizer access programs.


     EVENTS FOR INVESTORS

     Q45) When is Pfizer's conference call?

     A45) Pfizer will be holding a conference call for analysts and investors to discuss second-quarter business performance at 11:00 AM today. To ensure universal access, the conference call will be simultaneously broadcast over Pfizer's corporate website (www.pfizer.com) and will be archived for five days thereafter.